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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                               ----------------

                                    FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                               February 25, 2000
                Date of Report (Date of earliest event reported)

                        Commission File Number: 0-27441


                        XM Satellite Radio Holdings Inc.
             (Exact Name of registrant as specified in its charter)


              Delaware                                   54-1878819
   (State or other jurisdiction of                   (I.R.S. Employer
   incorporation or organization)                   Identification No.)



        1250 23rd Street, N.W.                           20037-1100
            Washington, DC
(Address of principal executive offices)                 (Zip Code)


                                 (202) 969-7100
              (Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS

   The information set forth on the following pages is included in a preliminary offering memorandum of XM Satellite Radio Holdings Inc. and its subsidiary, XM Satellite Radio Inc.., each a Delaware corporation (together, the "Company") for a issued in connection with an offering of up to $250 million in aggregate principal amount of units consisting of debt securities and warrants pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Act"). The units will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

   Except for any historical information, the matters we discuss in this Form 8-K concerning our company contain forward-looking statements. Any statements in this Form 8-K that are not statements of historical fact, are intended to be, and are, "forward-looking statements" under the safe harbor provided by
Section 27(a) of the Securities Act of 1933. Without limitation, the words "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements. The important factors we discuss below and under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as other factors identified in our filings with the SEC and those presented elsewhere by its management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this Form 8-K.

                                    BUSINESS

Overview

   We seek to become a premier nationwide provider of audio entertainment and information programming. We will transmit our XM Radio service by satellites to vehicle, home and portable radios. We own one of two FCC licenses to provide a satellite digital radio service in the United States. We will offer a wide variety of music, news, talk, sports and other specialty programming on up to 100 distinct channels. We believe that customers will be attracted to our service because of its wide variety of formats, digital quality sound and coast-to-coast coverage.

   We are constructing our satellite system and have contracts with third party programmers, vendors and other partners. Key milestones achieved include the following:

^^. $674.0 million of equity proceeds raised to date, net of expenses and repayment of debt, including an initial public offering; an offering of subordinated convertible notes to several strategic and financial investors, including General Motors, Clear Channel Communications, DIRECTV, Telcom Ventures, Columbia Capital and Madison Dearborn Partners, which converted into equity at the time of our initial public offering; and concurrent follow-on offerings of Class A common stock and Series B convertible redeemable preferred stock;

^^. Contract with Hughes for construction and in-orbit delivery of two high-powered satellites and long lead items for a ground spare;

  . Contracts with LCC International for design of our international repeater network and Hughes for the design and manufacture of the terrestrial repeaters;

  . Long-term agreement with the OnStar division of General Motors covering the installation and exclusive marketing and distribution of XM Radio service in General Motors vehicles;

  . Contracts with Delphi-Delco Electronics, Sony, Motorola, Pioneer, Alpine, Mitsubishi, Audiovox, Clarion and SHARP to manufacture and distribute XM radios;

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

  . Agreement with STMicroelectronics, a leading digital audio chipset manufacturer, for the design and production of chipsets for XM radios;

  . Agreement with Lucent Digital Radio to provide coding technology for our audio signals;

  . Agreements with leading specialty programmers, for many of which we will be the exclusive satellite radio platform, covering at least 24 channels, including AsiaOne, Black Entertainment Television (BET), BBC World Service, Bloomberg News Radio, Clear Channel, CNN en Espanol, CNNfn, CNN Sports Illustrated, C-SPAN, DIRECTV, Hispanic Broadcasting Corporation (formerly Heftel), NASCAR, One-on-One Sports, Radio One, Salem Communications, Sporting News, Weather Channel and USA Today;

  . Engaged Premiere Radio Networks to be our advertising sales representative;

  .  Entered into marketing arrangements with SFX Entertainment and NASCAR; and

  . Agreement with Sirius Radio to develop a unified standard for satellite radios, which will facilitate the ability of consumers to purchase an interoperable radio capable of receiving both our and Sirius Radio's service.

Market Opportunity

   We believe that there is a significant market for our satellite radio service. Market studies show strong demand for radio service, as evidenced by radio listening trends, data relating to sales and distribution of radios and the general growth in radio advertising. In addition, we note that in many markets audio programming choices are limited to mass appeal formats. We believe our national subscription service will complement traditional local radio. Moreover, the success of subscription entertainment services in other media such as cable television and market research further indicate potential for significant consumer demand for satellite radio services.

Radio Listening

   On average, adults listen to the radio 3.2 hours a day, with the amount of radio listening fairly evenly distributed across gender and age groups. The percentage of people listening to radio is also high. Market data show that over 75% of the entire United States population age 12 and older listen to the radio daily, and over 95% listen on a weekly basis (Radio Marketing Guide and Factbook for Advertisers, Radio Advertising Bureau, Fall 1999 to Spring 2000).

   In addition, more people listen to radio than to other comparable audio entertainment formats. The popularity of radio versus these other formats appears particularly strong in the car, where we will be targeting our service initially. An estimated 69% of consumers chose radio as their most listened to format in the car as compared to 15% for cassettes and 9% for CDs (Radio Listening Habits, CEMA 1999).

 Radio Sales and Distribution

   A large number of radios are sold in the United States on an annual basis. In 1999, radio manufacturers sold over 29 million car radios, including 17 million original equipment automobile radios and 11 million aftermarket automobile radios, as well as 1.2 million aftermarket automobile CD changers. Original equipment radios are installed in new cars; aftermarket radios are installed in the automobile after purchase. Based on these statistics, each additional one million subscribers would represent less than 3.5% of the new original equipment manufacturer and aftermarket car radios brought to market annually and would generate incremental subscription revenues, at $9.95 per month, of approximately $120 million.

 Radio Advertising

   The continued popularity of radio is also reflected in the growth of radio advertising. The Radio Advertising Bureau estimates that radio advertising revenue in 1999 climbed to $17.7 billion, an increase of 14% over 1998. Veronis, Suhler & Associates projects a compound annual increase of 9.7% through 2003. This growth rate exceeds the projected increase in advertising spending for television, newspapers, magazines, yellow pages and outdoor advertising (Communications Industry Forecast, 1999).

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 Current Limitations on Programming Choice

   Many consumers have access to a limited number of stations and programming formats offered by traditional AM/FM radio. Our service is expected to be attractive to underserved radio listeners who want expanded radio choices.

   Limited Number of Radio Stations. The number of radio stations available to many consumers in their local market is limited in comparison to the up to 100 channels we expect to offer on a nationwide basis. In 1998, there were only 47 AM/FM radio stations as listed by Arbitron broadcasting in New York City, the largest radio market in the United States. In fact, many metropolitan areas outside the largest 50 markets, such as Jacksonville, FL, Louisville, KY, and Oklahoma City, OK, have 30 or fewer AM/FM radio stations as listed by Arbitron (American Radio, Spring 1999 Ratings Report, Duncan's American Radio, 1999).

   We estimate that our coast-to-coast service will reach over 98 million listeners age 12 and over who are beyond the range of the largest 50 markets as measured by Arbitron. Of these listeners, 36 million live beyond the largest 276 markets (Census data and Fall 1999 Market Rankings, The Arbitron Company). In addition, there are 22 million people age 12 and above who receive five or fewer stations (The Satellite Report 1999, C. E. Unterberg, Towbin).

   Limited Programming Formats. We believe that there is significant demand for a satellite radio service that expands the current programming choices available to these potential listeners. Over 52% of all commercial radio stations use one of only three general programming formats--country, adult contemporary and news/talk/sports (Veronis, Schuler & Associates Communications Industry Forecast 1999). Over 71% of all commercial radio stations use one of only five general formats--the same three, plus oldies and religion. The small number of available programming choices means that artists representing niche music formats likely receive little or no airtime in many markets. Radio stations prefer featuring artists they believe appeal to the broadest market. However, according to the Recording Industry Association of America, recorded music sales of niche music formats such as classical, jazz, movie and Broadway soundtracks, new age, children's programming and others comprised up to 21% of total recorded music sales in 1998 (1998 Consumer Profile).

 Demand for Subscription Services and Products

   Penetration data relating to cable, satellite television, and premium movie channels suggest that consumers are willing to pay for services that dramatically expand programming choice or enhance quality. As of 1999, over 67% of TV households subscribe to basic cable television at an average monthly cost of $29, and over 11% of TV households subscribe to satellite television at an average monthly cost of $51 (National Cable Television Association website and DBSdish.com website). Also in 1999, according to Paul Kagan Associates, subscribers to cable and satellite services purchased more than 75 million premium channel units, such as HBO, Showtime, and Cinemax, for which they paid an extra monthly charge on top of the basic monthly fee.

 Demand for Satellite Radio Services

   Several studies have been conducted demonstrating the demand for satellite radio service.

   In June 1999, we commissioned Strategic Marketing And Research Techniques, (SMART), a leading market research company and Dr. Frank M. Bass, a leading authority on the diffusion of new products and inventor of the Bass curve, to estimate the demand for satellite radio based on survey data and historical information. SMART surveyed 1,800 people ages 16 and over. The study concluded that as many as 49 million people may subscribe to satellite radio by 2012, assuming $9.95 as a monthly subscription fee and a radio price point of $150- $399, depending upon the type of car or home unit chosen. The study also anticipated that satellite radio will grow even faster than DBS.

   In December 1998, we commissioned SMART to conduct a study based on one-on-one interviews with over 1,000 licensed drivers ages 16 to 64 in ten geographically dispersed markets. The study concluded that approximately 50% of aftermarket radio purchases would be for AM/FM/satellite radio units with a single-disc

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CD player. This assumed a radio price point of $399, a $75 installation fee and a $10 monthly subscription fee for the service. The same study also found that consumers are more likely to buy satellite radio units that offer at least 80 channels.

   In November 1998, we commissioned Yankelovich Partners to gauge consumer interest in satellite radio. This involved surveying 1,000 people via telephone and correlating the results with the Yankelovich MONITOR study, which is the longest standing tracking study of consumer values and attitudes in the United States. The study indicated that 18% of people age 16 and older were "definitely" or "probably" willing to pay $9.99 per month to receive satellite radio and an additional $150 for a satellite radio when buying a new car.

The XM Radio Service

   We are designing the XM Radio service to address the tastes of each of our targeted market segments through a combination of niche and broad appeal programming. We believe that our distinctive approach to programming, combined with digital quality sound and virtually seamless signal coverage throughout the continental United States, will position us to become the leading provider of the next generation in radio.

 We Will Differentiate XM Radio from Traditional AM/FM Radio

   Local radio stations, even those which are part of national networks, focus on maximizing listener share within local markets. This limits the types of programming they can profitably provide to mass appeal formats. In contrast, our nationwide reach and ability to provide up to 100 channels in each radio market will allow us to aggregate listeners from markets across the country, expanding the types of programming we can provide. The following chart indicates differences between XM Radio and traditional AM/FM radio.

                                      XM Radio                Traditional AM/FM Radio
  Convenience: go anywhere  Virtually seamless signal     Local area coverage
   capability               coverage in the United
                            States
  Choice: wide              Up to 100 channels with a     Limited formats in many markets
   variety/number of        wide variety of programming
   stations
  Improved audio quality    Digital quality sound         Analog AM/FM quality sound
  Fewer commercials         Average 6-7 minutes per       Average 13-17 minutes per hour
                            hour; some channels
                            commercial free
  More information about    Text display with title/name  No visual display
   music                    of song/artist


   We plan to further differentiate XM Radio from traditional AM/FM radio in the following ways.

   Provide music formats unavailable in many markets. XM Radio will offer many music formats that are popular but currently unavailable in many markets. More than 52% of all commercial radio stations in markets measured by Arbitron use one of only three programming formats: country; adult contemporary; or news/talk/sports. There are many types of music with significant popularity, as measured by recorded music sales and concert revenues, that are unavailable in many traditional AM/FM radio markets. Such music could include classical recordings or popular blues and rap music that have retail appeal but are not commonly played on traditional AM/FM radio. This music also includes special recordings such as the Irish dance soundtrack "Riverdance" and the "Three Tenors" concerts which generate millions of CD sales, yet are not typically played on today's AM/FM stations. Additionally, heavy metal and dance are two of the more popular musical styles not currently broadcast in many small and medium sized markets. Even major markets do not always offer a full complement of formats.

   Superserve popular music formats. We will be able to offer more specific programming choices than traditional AM/FM radio generally offers for even the most popular listening formats. For example, on traditional AM/FM radio oldies music is often generalized on a single format. We will be able to segment this category by offering several dedicated, era-specific formats. We also plan to offer up to six dedicated channels with urban formats and four distinct country music formats.

   Use more extensive playlists. Traditional AM/FM radio stations frequently use limited playlists that focus on artists and specific music that target the largest audience. With our large channel capacity and focus on specific formats, we have the ability to provide more variety to attract listeners dissatisfied with repetitive and/or limited playlist selection offered by traditional radio.

   Deliver a wide range of ethnic and informational programming. We will provide a variety of formats that target specific ethnic and special interest groups who are rarely served by traditional AM/FM radio. We believe by using our national platform to aggregate geographically disparate groups through affinity programming, we will provide advertisers a valuable way to market products and services to these groups by advertising on our affinity channels.

   Develop promotional opportunities with record companies, recording artists and radio personalities. Because of our nationwide coverage and resulting economies of scale, we will be able to deliver a variety of national promotions and events that would not be cost effective or efficient on a market-by-market basis through traditional AM/FM radio distribution. Also, we will seek to hire and develop high profile talk and disc jockey talent capable of becoming the next generation of national radio stars with an influence on radio similar to the impact that the new breed of cable TV talk hosts have had on the television industry.

   Respond quickly when major music and cultural events occur. XM Radio programmers will respond quickly to changing musical tastes, seasonal music and emerging popular cultural events, such as Bruce Springsteen and Ricky Martin tours, by providing listeners with extensive coverage utilizing our large channel capacity.

   Take advantage of digital's higher quality signal. There are several music formats that have strong demand but have been relegated to AM stations with weaker signals due to lack of available FM frequencies. Such AM formats include traditional country music, big band/nostalgia and gospel formats that we will be able to deliver with superior sound quality.

   Focus on special demands of mobile listeners. A significant percentage of radio listeners, such as truckers, routinely travel through two or more radio markets on a frequent basis. According to the U.S. Department of Transportation, there were over three million truckers in the United States in 1997. We believe these listeners will be attracted to a radio service with national coast-to-coast coverage. We are seeking to specifically identify and target the listening demands of this audience.

   Availability of commercial-free and limited-advertising channels. We believe that a significant portion of the listening market would pay to subscribe to a radio service that provided commercial-free channels and channels with reduced advertising, as demonstrated by the appeal of limited periods of non-stop music used by some traditional AM/FM stations. Therefore, we plan to target this audience with a number of commercial-free music channels covering popular music formats. In addition, we expect that our limited-advertising channels will carry less than half the advertising spots of typical AM/FM stations.

   Use cross-promotion capability to market XM Radio. We will dedicate a percentage of our advertising inventory across our channels to promote specific programming and brand loyalty. AM/FM radio stations traditionally promote on a single channel basis to build awareness.

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 Representative XM Radio Channel List

   The following table is a list of representative channels we may offer. Channels in italics represent contractual commitments with content providers.

                      Representative Channels of XM Radio

 ROCK MUSIC                  INFORMATION              HISPANIC
 Classic Rock                All News (USA Today)     Tejano (Hispanic
 Classic Hard Rock           All News (Bloomberg)      Broadcasting Corp.)
 New Hard Rock               Public Affairs (C-SPAN)  Caribbean (Hispanic
 New Alternative             Financial News (CNNfn)    Broadcasting Corp.)
 Classic Alternative         News/Information (BBC    Regional Mexican
 Soft Rock                    World Service)           (Hispanic Broadcasting
 ECLECTIC MUSIC              Home & Garden             Corp.)
 Contemporary Christian      Love/Relationship Line   Rock en Espanol
 (Salem)                     Farm/Rural                (Hispanic Broadcasting
 Traditional Christian       Health/Fitness            Corp.)
 (Salem)                     Comedy                   Hispanic Ballads
 Blues                       Audio Books               (Hispanic Broadcasting
 Traditional Jazz            Consumer Classified       Corp.)
 Reggae/Island               Soap Operas              Hispanic News (CNN en
 World Music                 For Truckers Only         Espanol)
 American Folk               Movie Soundtrack Channel OLDIES MUSIC
 Pop Classical               Relationship Classified  40's Oldies
 Traditional Classical       (-18)                    50's Oldies
 Modern Jazz                 Relationship Classified  60's Oldies
 Progressive/Fusion          (19-30)                  70's Oldies
 POP MUSIC                   Relationship Classified  80's Oldies
 Top 20 Contemporary Hits    (31-50)                  90's Oldies
 Disco/Dance                 Relationship Classified  Love Songs
 Broadway Show Tunes         (51+)                    TALK
 Modern Adult                Lifestyles               African American Talk
 Contemporary                Celebrity Gossip          (BET/Radio One)
 Classic Vocalists           Entertainment News       Asian/Indian Talk
 All Request Contemporary    Game Show/Contest        (AsiaOne)
 Hits                        URBAN MUSIC              Christian/Family Talk
 SPORTS                      Hip Hop/Rap (BET/Radio   (Salem)
 Sports Headlines            One)                     Mandarin Talk (AsiaOne)
 (CNN/Sports)                Urban Dance Mix (Radio   Conservative Talk
 Sports Talk (One-On-One     One)                     Liberal Talk
 Sports, Sporting News)      Classic Soul (BET/Radio  Senior Citizen Talk
 Sportsman Channel           One)                     Rock Talk
 Automotive (NASCAR)         Gospel (BET/Radio One)   Hispanic Talk
 COUNTRY MUSIC               Adult Urban (BET/Radio   Teen Talk
 Mainstream Country          One)                     CHILDREN'S MUSIC
 Classic Country             Top 20 Urban             Pre-School
 Bluegrass/Traditional       ENVIRONMENTAL MUSIC      Grade School/pre-teen
 Country                     Soft Jazz                SPECIAL/EVENTS
 All Request Country         New Age                  Reserved Channels
                             Electronic
                             Environmental (Earth
                             Sounds)
                             Beautiful Instrumentals


Key Elements of Our Business

   We have developed a business strategy to become a premier nationwide provider of audio entertainment and information programming in the vehicle, home and portable markets. Our strategy includes the following elements.


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 Programming

   We believe that the quality and diversity of our programming will be a key driver of consumer interest in our service. To that end, we have developed a unique programming strategy that offers consumers

  . Original music and information channels created by XM Originals, our in-house programming unit;

  .  Channels created by well-known providers of brand name programming; and

  .  The availability of commercial-free and advertiser-supported channels.

   XM Originals. Through a programming unit in XM Radio called "XM Originals", we will create a significant number of original channel formats with content focusing on popular music such as oldies, rock and country, and on new and innovative formats, including jazz, blues, reggae and pop classical. These formats will include artists with strong music sales and concert revenue who do not get significant airplay on traditional AM/FM radio stations. We also intend to brand individual channels creating a specific station personality and image using compelling on-air talent and other techniques to attract listeners in our target market segments. We have hired a team of programming professionals with a proven track record of introducing new radio formats and building local and national listenership.

   Brand Name Programming Partners. We intend to complement our original programming with a variety of unique and diverse content provided to us by brand name programming providers. We have signed contracts representing at least 24 channels with numerous well-known specialty and niche programmers that will provide brand name content for XM Radio. These companies include:

   Media                    Radio
   -----                    -----
   -- Bloomberg News Radio  -- Hispanic Broadcasting Corporation (formerly Heftel)
   -- USA Today             -- Clear Channel Communications
   -- CNNfn                 -- Radio One
   -- CNN en Espanol        -- Salem Communications
   -- CNN Sports
    Illustrated             -- AsiaOne
   -- C-SPAN Radio          -- One-On-One Sports
   -- Black Entertainment
    Television              -- BBC World Service
   -- DIRECTV               -- NASCAR
   -- Weather Channel
   -- Sporting News

   Availability of Commercial-Free and Limited-Advertising Channels. We will provide a number of commercial-free music channels covering popular music formats. In addition, our limited-advertising channels will carry less than half the advertising of a typical AM/FM radio station. We expect the diversity of our programming line-up will appeal to a large audience, including urban and rural listeners of all ages, ethnicities, economic groups and specialty interests. We expect to tailor our programming and marketing to appeal to specific groups within those audiences that research has shown are most likely to subscribe to our satellite radio service. Initially, we plan to concentrate our programming efforts on listeners who are most receptive to innovative entertainment services, so-called early adopters, and new car buyers. According to our research, 16-34 years old adults will compose a high percentage of our early adopters; we will therefore focus a significant portion of our programming and marketing efforts to appeal to them. In addition, we will develop programming and marketing specifically to appeal to other market segments such as baby boomers who are 35-53 years old, seniors who are 54 years old and older, African-Americans, Asian-Americans and Hispanics.

   Future Content Arrangements. Under our agreement with Sirius Radio, all new arrangements with providers of programming or content, including celebrity talent, must be non-exclusive and may not reward any provider for not providing content to the other party.

Marketing and Distribution

   Our marketing strategy will be designed to build awareness and demand among potential subscribers in our target markets and the advertising community. In addition, we expect to work closely with radio and automotive manufacturers and retail distributors to promote rapid market penetration.

 Establish Broad Distribution Channels for XM Radios

   We plan to market our satellite radio service through several distribution channels including national electronics retailers, car audio dealers, mass retailers and automotive manufacturers. In addition, we will support our distribution channels by building awareness of XM Radio with a substantial introductory launch campaign, including national and local advertising.

   Exclusive Distribution Agreement with General Motors. We have an agreement with the OnStar division of General Motors whereby, for a 12-year period, General Motors will exclusively distribute and market the XM Radio service and install XM radios in General Motors vehicles beginning in 2001. General Motors sold over 4.9 million automobiles in 1999, which represented more than 29% of the United States automobile market. Under the agreement, we have substantial payment obligations to General Motors, including among others, certain guaranteed, annual, fixed payment obligations. While we have discussed with General Motors certain installation projections, General Motors is not required to meet any minimum targets for installing XM radios in General Motors vehicles. In addition, certain of the payments to be made by us under this agreement will not be directly related to the number of XM radios installed in General Motors vehicles. Our contract with General Motors is described in more detail under the caption "Certain Relationships and Related Transactions-- Distribution Agreement with General Motors and OnStar." We are currently in discussions with other car manufacturers regarding additional distribution agreements.

   Distribution through Radio Manufacturers. We have signed contracts with Delphi-Delco, Motorola, Pioneer, Alpine, Mitsubishi, Audiovox and Clarion for the development, manufacture and distribution of XM radios for use in cars and a contract with Sony Electronics to design, manufacture and market XM radios for the portable, home, aftermarket and original equipment manufacture car stereo markets. One of these manufacturers, Delco Electronics Corporation, a subsidiary of Delphi Automotive Systems, is the leading original equipment manufacturer of radios for the automobile industry, producing more than 33% of car radios manufactured for installation in new automobiles in the United States in 1997. Delphi-Delco is also the leading manufacturer of car radios sold in General Motors vehicles and has signed a contract to build our radios for General Motors. Sony is the leader in sales of portable CD players by a large margin and one of the top three sellers of shelf systems. Sony has agreed to assist with marketing XM Radios and has agreed to incentive arrangements that condition its compensation on use of XM Radios manufactured by Sony or containing Sony hardware. Motorola is a leading supplier of integrated electronics systems to automobile manufacturers. Mitsubishi Electronic Automotive America, together with its parent corporation Mitsubishi Electronic Corp., is the largest Japanese manufacturer of factory- installed car radios in the United States. Clarion is a leader in the car audio and mobile electronics industry. Two of our other manufacturers, Pioneer Electronics Corporation and Alpine Electronics, together sold over 31% of aftermarket car radios sold in the United States in 1999. We have also signed a contract with SHARP to manufacture and distribute XM radios for home and portable use. We are pursuing additional agreements for the manufacture and distribution of XM radios, subject to contract limitations on the number of manufacturer distributors during the early years of service. We also plan to meet with automobile dealers to educate them about XM Radio and develop sales and promotional campaigns to promote XM radios to new car buyers.

   These leading radio manufacturers have strong retail and dealer distribution networks in the United States. We expect to have access to the distribution channels and direct sales relationships of these distributors, including national electronics retailers, car audio dealers and mass retailers.

   We do not intend to manufacture or hold inventory of XM radios. Radio distribution likely would be handled by fulfillment centers, which hold inventory for the radio manufacturers and ship products directly to listeners at the manufacturers' request.

   Rural Market Distribution/Alternative Distribution. We intend to market our satellite radio service in rural counties, using distribution channels similar to satellite television, to penetrate rural households not served by traditional electronic retailers. In addition, we plan to pursue alternative distribution opportunities such as catalog/direct marketing, the Internet and marketing through affinity groups.

   Future Distribution Arrangements. We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio's services. Both companies expect to work with their automobile and radio manufacturing partners to integrate the new standard. Future agreements with automakers and radio manufacturers will specify the unified satellite radio standard. Furthermore, future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis and may not reward any distribution partner for not distributing the satellite radio system of the other party.

 Maximize Revenue Through Dual Sources

   As with other subscription-based entertainment media such as cable television, we expect to generate revenue by charging a monthly subscription fee and selling limited advertising time. We will earn all of the revenue from advertising on our own programming and a portion of the revenues from advertising on third party programming. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis. We believe the attractiveness of one-stop national radio advertising buys will provide a significant source of income as our subscriber base grows.

 Subscriber Development and Expansion

   We expect to promote XM Radio as a national brand name with an exciting image. Several months prior to service commencement, we will launch an advertising campaign in several United States markets to test and generate early feedback on the product offerings and stimulate early demand. Promotional activities currently under consideration include distributing sample programming at retail outlets, concert venues and on the Internet to generate initial interest. For instance, we have entered into an agreement with SFX Entertainment to be the exclusive satellite radio advertiser at live concerts and sporting events presented by, and live entertainment venues managed by, SFX.

   Although XM Radio will be available nationwide upon commencement of operations, we will initially concentrate promotional activities in several key markets and rapidly expand to other large markets. This phased roll-out strategy, similar to that employed by consumer electronics manufacturers and special services such as DIRECTV and Web TV, will enable us to refine our launch implementation throughout the roll-out period. The advertising will consist of both branding and promotion efforts for XM Radio, as well as separate campaigns to promote and brand individual channels. Initially, we will focus marketing efforts on the various channels targeting young adults, who we believe are more likely to drive early penetration. We also expect to benefit from free local media coverage as XM Radio is first offered in each new market.

   XM Radio will promote subscriber acquisition activities with both original equipment and aftermarket radio manufacturers. This might include

  . promotional campaigns directed towards automobile manufacturers and dealers;

  . promotional campaigns for free months of service with purchase of an XM radio or free installations for aftermarket car radios;

  .  incentive programs for retailer sales forces;

  . in-store promotional campaigns, including displays located in electronics, music and other retail stores, rental car agencies and automobile dealerships; and

  .  jointly funded local advertising campaigns with retailers.

 Advertiser Development and Acquisition

   Our ability to aggregate various local niche market segments into national audiences will be attractive to national advertisers and agencies. We have held extensive meetings with media directors, planners and buyers at advertising and media buying agencies to develop advertiser awareness of the benefits of satellite radio. We expect to have advertising sales offices in seven major media markets to sell directly to advertising agencies and media buying groups and have engaged Premiere Radio Networks to be our advertising sales representative. We will also work with ratings agencies in our advertising-supported business. Statistical Research, Inc., which produces Radar reports, has agreed to work with us to develop other ratings methodologies for satellite radio.

   During our early years of service, we do not expect to have a listener base sufficient to attract substantial national advertising dollars on individual channels at competitive rates. Thus, we plan initially to attract national advertisers and agencies with the following kinds of incentives.

   Charter Advertising Agreements. We have contracts with several advertisers, advertising agencies and media buying companies offering charter advertising packages at reduced rates for a limited time. Each charter advertiser will purchase a minimum amount of advertising from us during the period that the reduced rates are in effect. We intend to sign additional contracts on similar terms.

   Foreign Language Advertising. We and our programmers plan to offer foreign language advertising on specific foreign language-based channels. Several major national advertisers have expressed strong interest in the ability to advertise to these hard-to-reach customer segments.

 The XM Radio System

   We are designing our system to provide satellite radio to the continental United States and coastal waters using radio frequencies allocated by the FCC for satellite radio. These radio frequencies are within a range of frequencies called the S-Band. The XM Radio system will be capable of providing high quality satellite services to XM radios in automobiles, trucks, recreation vehicles and pleasure craft, as well as to fixed or portable XM radios in the home, office or other fixed locations. The XM Radio system design uses a network consisting of an uplink facility, two high-power satellites and, where necessary, ground-based repeaters to provide digital audio service to XM radios.

 Space Segment

   Satellite Construction. Under our satellite contract with Hughes, Hughes is building and will launch two HS 702 high-power satellites for the XM Radio system. Hughes has also agreed to provide, at our option, one ground spare satellite, to be available in the event of a failed launch of any satellite or to accommodate our satellite system growth.

   We believe that the HS 702 model will provide higher quality performance than other satellite options. The first HS 702 satellite was successfully launched in the fourth quarter of 1999 and a total of three HS 702 satellites are currently scheduled for launch before the launch of our satellites.

   Hughes has also contracted to provide us with launch and operations support services, equipment and software. Under our contract, Hughes must deliver the first satellite no later than December 31, 2000 and the second satellite no later than April 11, 2001.

   Hughes has engaged Alcatel to provide the communications payload electronics for our satellites. The communications payload electronics are designed to make best use of technologies that have already been developed or used in previous satellite programs. The design includes significant redundancy and protective measures to prevent loss of service.

   Satellite Transmission. We anticipate that our two satellites will be deployed at 85 West Longitude and 115 West Longitude. After reaching their designated orbital location, the satellites will receive audio signals from our programming center and retransmit the signals across the continental United States. The satellites will be 30(degrees) apart in longitude in order to enhance the probability of clear line-of-sight communication between the satellites and XM mobile radios.

   The transmission coverage areas, or footprints, of our satellites encompass the 48 contiguous states and nearby coastal waters. We have tailored these footprints to provide nearly uniform availability over the United States and to minimize transmission spillage across the United States borders into Canada and Mexico. However, because coverage does extend to the Gulf of Mexico, the California coast and the Atlantic coast, we also expect to be able to provide XM Radio to the cruise ships, cargo vessels and leisure boats which frequent these waters.

   Our satellites will transmit audio programming within a 12.5 MHz range of S-Band radio frequencies that have been allocated by the FCC for our exclusive use. Megahertz is a unit of measurement of frequency. This 12.5 MHz bandwidth will be subdivided to carry the transmission of six signals, two signals to be transmitted from each of our two satellites and two signals to be transmitted by the terrestrial repeater network. The audio programming for XM Radio will be carried on two satellite signals, and the remaining two satellite signals and the terrestrial repeater signals will repeat the audio programming to enhance overall signal reception. The transmission of higher quality sound requires the use of more kilobits per second than the transmission of lesser quality sound. In order to provide high-quality digital sound, we expect that music channels will require approximately 56 to 64 kilobits per second depending on the type of compression technology used, whereas talk channels will require significantly less band width. We expect to use our allocated bandwidth in such a way as to provide up to 100 channels of programming, with our music channels having a high bandwidth allocation so as to provide high-quality digital sound.

   Launch Services. Hughes has signed an agreement with Sea Launch Limited Partnership, a joint venture in which Boeing Commercial Space Company has a controlling 40% interest, to provide the launch services for our satellites. The launch vehicle uses a new rocket called the Zenit-3SL, which is based on a flight-proven two-stage rocket called the Zenit-2, plus a stage which is the flight-proven upper stage of a Russian-developed rocket called the Proton rocket. The Zenit-2 vehicle has been successfully launched 30 times in 35 attempts, for an 86% success rate. The upper stage has successfully flown in 186 flights on various rockets with five failures, for a 97% success rate.

   Sea Launch has developed a new launch system to launch rockets from an ocean-based platform. Sea Launch will perform all rocket and satellite processing at the Sea Launch home port in Long Beach, California. Sea Launch will move the platform to its launch position in the South Pacific Ocean near the equator, where the satellites can be launched more efficiently by avoiding the requirement to conduct an orbital plane change. In March 1999, Sea Launch successfully launched a rocket carrying an inert payload into geo-stationary orbit. Sea Launch also successfully launched its first commerical satellite, DIRECTV 1-R, in October 1999. As of December 31, 1999, Sea Launch has contracts for an additional 18 launches.

   Insurance. We bear the risk of loss for each of the satellites from the time of launch, subject to exceptions set forth in our agreement with Hughes, and we intend to obtain insurance to cover that risk. We intend to purchase launch and in-orbit insurance policies from global space insurance underwriters. The insurance premiums for both satellites are expected to cost us approximately $50 million. We cannot predict the status of the insurance market near the time of launch, which is the customary time for purchasing satellite insurance. We expect that the policies we obtain will indemnify us for a total, constructive total or partial loss of either of the satellites that occurs from the time of launch through each satellite's expected lifetime. We intend to obtain coverage which will exceed all hardware, insurance and launch service costs related to the in-orbit replacement of a lost satellite. However, any insurance we may obtain will not protect us from the adverse effect on our business operations due to the loss of a satellite. We expect that these policies will contain standard commercial satellite insurance provisions, including standard coverage exclusions.

 Ground Segment

   Satellite Control. Each of our satellites will be monitored by a telemetry, tracking and control station, and both satellites will be controlled by a satellite control station. Each of the stations will have a backup station. We have a contract with an experienced satellite operator to perform the telemetry, tracking and control functions.

   Programming and Business Center. Programming from both our studios and external sources will be sent to our programming center, which will package and retransmit signals to our satellites through the uplink station. Financial services and certain administrative support will be carried on at our business center. Communications traffic between the various XM Radio facilities will be controlled by the network monitoring center. The network monitoring center will monitor satellite signals and the terrestrial repeater network to ensure that the XM Radio system is operating properly. We plan to design and install fault detection systems to detect various system failures before they cause significant damage.

   Terrestrial Repeaters. We intend to install a terrestrial repeater system to supplement the coverage of our satellites. Terrestrial repeaters are ground-based electronics equipment which receive and re-transmit the satellite signals. We have signed a contract with LCC International, a wireless service site planner, for the design and deployment of our terrestrial repeater network. LCC International has completed initial site planning for 70 markets. The contract with LCC International is described in more detail under the caption "Certain Relationships and Related Transactions--Engineering Contract with LCC International." We have entered into a contract with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters. The contract is described in greater detail under the caption "Certain Relationships and Related Party Transactions-Contracts with Hughes."

   In some areas, satellite signals may be subject to blockages from tall buildings and other obstructions. Due to the satellites' longitudinal separation, in most circumstances where reception is obscured from one satellite, XM Radio will still be available from the other satellite. In some urban areas with a high concentration of tall buildings, however, line-of-sight obstructions to both satellites may be more frequent. In such areas, we will install terrestrial repeaters to facilitate signal reception. We will install terrestrial repeaters on rooftops and existing tower structures where they will receive the satellite signals, amplify them and retransmit them at a significantly higher signal strength than is possible directly from the satellites. Before we may install many of our planned terrestrial repeaters, we must obtain roof rights in suitable locations and on acceptable terms. We do not expect this to present a serious problem to our construction of a terrestrial repeater network.

   The high power levels and proprietary signal design of the terrestrial signals may allow XM radios to receive signals when a terrestrial repeater is not in view, including within buildings and other structures which can be penetrated by the terrestrial repeater signal. In some indoor locations which cannot receive the repeater signal, users will need to use small externally mounted antennas that will receive the signal from one of the two satellites.

   We have contracted to purchase 1,550 terrestrial repeaters and may install as many as 1,700 terrestrial repeaters to cover urban areas in approximately 70 markets. We expect that this system will be operational by the second quarter of 2001. We estimate that the largest urban markets may require in excess of 100 repeaters, while smaller cities with fewer tall buildings may require as few as one to three repeaters. We also intend to use additional small repeaters in areas such as tunnels, where reception would otherwise be severely restricted. Our placement of terrestrial repeaters will be guided by a newly developed radio frequency analysis technique which, employing technology similar to that used in certain cellular telephone systems, analyzes the satellite footprint to discover areas likely to have impaired reception of XM Radio.

   We expect to benefit from the expertise gained by American Mobile with its ARDIS terrestrial two-way data network consisting of approximately 1,700 base stations sites serving cities throughout the United States. We may use a portion of these sites in our system.

   XM Radios. We will transmit XM Radio throughout the continental United States to vehicle, portable, home and plug and play radios. Our radios will be capable of receiving both XM Radio and traditional AM/FM stations. We believe prototypes will be available and limited production will begin by December 2000, and radios will be commercially available by commencement of commercial operation.

   We have signed a contract with STMicroelectronics to design and produce chips which will decode the XM Radio signal. Additionally, some of the design elements in the chipsets currently being made for the WorldSpace International system, which operates in a different frequency band, will be integrated into our chipsets. Lucent Digital Radio has agreed to provide coding technology for our audio signals.

   Delphi-Delco, Motorola, Pioneer, Alpine, Mitsubishi, Audiovox and Clarion have signed contracts to develop, manufacture and distribute XM radios which can be used in the car and we have signed a contract with Sony Electronics to design, manufacture and market XM radios for the portable, home, aftermarket and original equipment manufacture car stereo markets. We have also signed a contract with SHARP to manufacture XM radios for home and portable use.

   Unified Standard for Satellite Radio. On February 16, 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios to facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio's services. The technology relating to this unified standard will be jointly developed, funded and owned by the two companies. In addition, we will work together with Sirius Radio to proliferate the new standard by creating a service mark for satellite radio. This unified standard is intended to meet FCC rules that require interoperability with both licensed satellite radio systems.

   As part of the agreements, each company has licensed to the other its intellectual property relating to its system; the value of this license will be considered part of each company's contribution toward the joint development. In addition, each company has agreed to license its non-core technology, including non-essential features of its system, to the other at commercially reasonable rates. In connection with this agreement, the pending patent litigation against XM Radio has been resolved.

   We anticipate that it will take several years to develop radios capable of receiving both services. At the commercial launch of our service, we anticipate that consumers will be able to purchase radios only capable of receiving our service.

   Both companies expect to work with their automobile and radio manufacturing partners to integrate the new standard. Future agreements with automakers and radio manufacturers will specify the unified satellite radio standard. Furthermore, future agreements with retail and automotive distribution partners and content providers will be on a non-exclusive basis.

   We and Sirius Radio have also agreed to negotiate in good faith to provide service to each other's subscribers in the event of a catastrophic failure of the XM Radio system or the Sirius Radio system.

Competition

   We expect to face competition for both listeners and advertising dollars.

 Sirius Satellite Radio

   Our direct competitor in satellite radio service is likely to be Sirius Satellite Radio, the only other FCC licensee for satellite radio service in the United States. Since October 1997, Sirius Satellite Radio's common stock has traded on the Nasdaq National Market. Sirius Satellite Radio plans to deploy three satellites in a North American elliptical orbit and a network of terrestrial repeaters. Sirius Satellite Radio has announced in recent SEC filings that it has arrangements for the construction, implementation and distribution of its service and that it expects to begin receiving revenue from operations in early 2001, which is slightly ahead of our planned commencement of commercial operations in the second quarter of 2001.

 Traditional AM/FM Radio

   Our competition will also include traditional AM/FM radio. Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers free broadcast reception paid for by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio initially will be unable to offer as effectively as local radio, or at all. The AM/FM radio broadcasting industry is highly competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including

  .  program content;

  .  air talent;

  .  transmitter power;

  .  source frequency;

  .  audience characteristics;

  .  local program acceptance; and

  .  the number and characteristics of other radio stations in the market.

   Currently, traditional AM/FM radio stations broadcast by means of analog signals, not digital transmission. We believe, however, that in the future traditional AM/FM radio broadcasters may be able to transmit digitally into the bandwidth occupied by current AM/FM stations.

 Internet Radio

   There are a growing number of Internet radio broadcasts which provide listeners with radio programming from around the country and the world. Internet radio can be heard through a personal computer equipped with a modem, sound card and speakers. One of the largest Internet radio providers, Broadcast.com Inc., currently provides a large number of stations on the Internet and has recently completed an initial public offering of stock, indicating growth in the industry. Announcements have been made about plans by one or more companies to deliver Internet radio to cars or portable radios using satellites. Although we believe that the current sound quality of Internet radio is below standard and may vary depending on factors such as network traffic, which can distort or interrupt the broadcast, we expect that improvements from higher bandwidths, faster modems and wider programming selection may make Internet radio a more significant competitor in the future.

   There are a number of Internet-based audio formats in existence or in development which could compete directly with XM Radio. For example, Internet users with the appropriate hardware and software can download sound files for free or for a nominal charge and play them from their personal computers or from specialized portable players. In addition, prominent members of the music and computer industry have supported an initiative known as the Secure Digital Music Initiative to become a standard for fee-based electronic distribution of copyrighted sound recordings. Although presently available formats have drawbacks such as hardware requirements and download bandwidth constraints, which we believe would make XM Radio a more attractive option to consumers, Internet-based audio formats may become increasingly competitive as quality improves and costs are reduced.

 Direct Broadcast Satellite and Cable Audio

   A number of companies provide specialized audio service through either direct broadcast satellite and cable audio systems. These services are targeted to fixed locations, mostly in-home. The radio service offered by direct broadcast satellite and cable audio is generally an add-on service to the higher priced video service.

Regulatory Matters

   XM Radio and Sirius Satellite Radio received licenses from the FCC in October 1997 to construct and operate satellite radio service. The FCC has allocated 25 MHz for the new service in a range of radio frequencies known as the S-Band.

   As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we will continue to be subject to regulatory oversight by the FCC. Our development, implementation and eventual operation of our system will be subject to significant regulation by the FCC under authority granted under the Communications Act and related to federal law. Non-compliance by us with FCC rules and regulations could result in fines, additional license conditions, license revocation or other detrimental FCC actions. Any of these FCC actions may harm our business. There is no guarantee that the rules and regulations of the FCC will continue to support our business plan.

   One of the two losing bidders in the satellite radio license auction filed an application for review of the order granting our FCC license, but the challenge was denied. The losing bidder is seeking review by the FCC. The losing bidder has argued that WorldSpace had effectively taken control of us without FCC approval and that WorldSpace has circumvented the FCC's application cut-off procedures. WorldSpace is no longer a stockholder in our company. We have opposed this appeal and have denied the allegations contained in the challenge. The FCC's order granting our license remains in effect during the pendency of the application for review. Although we believe that the award of the license to us will continue to be upheld, we cannot predict the ultimate outcome of this challenge. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our planned satellite radio service.

   Our license, which is held by a subsidiary wholly owned by us, has a term of eight years from commencement of our operations and may be renewed. The FCC requires the satellite radio licensees, including us, to adhere to certain milestones in the development of their systems, including a requirement that the licensees begin full operation by October 2003.

   Our FCC license requires us to meet the following milestones:

Deadline                          Milestone                                 Status
--------                          ---------                                 ------
October 1998  Complete contracting for first satellite           Completed March 1998
October 1999  Complete contracting for second satellite          Completed March 1998
October 2001  Begin in-orbit operation of at least one satellite Expected Fourth Quarter 2000
October 2003  Begin full operation of the XM Radio system        Expected Second Quarter 2001


   While we have already fulfilled the first two milestones, we may not meet the remaining two milestones, in part because we depend on third parties to build and launch our satellites. If we fail to meet these milestones, the FCC could take a range of actions, any of which may harm our business.

   For business and technical reasons, we have decided to modify certain aspects of the satellite radio system described in our May 1997 amended application to the FCC. Specifically, we intend to

  .  increase the satellites' transmission power;

  .  eliminate coverage of Alaska and Hawaii; and

  . change the total number of signals carried by the satellites and terrestrial repeaters.

   We will subdivide our 12.5 MHz of allocated bandwidth to carry six signals instead of five as previously stated in our FCC application. Two signals will be transmitted by each of the two satellites, and two signals will be transmitted by our terrestrial repeaters. We plan to request that the FCC allow us to modify the XM Radio system to incorporate these changes. While the FCC regularly approves modifications to commercial licenses, it may not approve our request.

   The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees.

   The FCC's rules require interoperability with all licensed satellite radio systems that are operational or under construction. The FCC conditioned our license on certification by us that our final receiver design is interoperable with the final receiver design of the other licensee, Sirius Satellite Radio, which plans to use a different transmission technology than we plan to use. Because of uncertainty regarding the design of Sirius Satellite Radio's systems, we may face difficulties initially in meeting this interoperability requirement. We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios, but we anticipate that it will take serveral years to develop the technologies necessary for radios that will be capable of receiving both our service and Sirius Radio's service. Accordingly, we may not be able to meet the FCC's interoperability requirements by the time we launch our commercial operations and may need to obtain an extension of time or modification of this requirement from the FCC. Furthermore, complying with the interoperability requirement could make the radios more difficult and costly to manufacture.

   The FCC is currently conducting a rulemaking proceeding to establish rules for terrestrial repeater transmitters, which we plan to deploy to fill in gaps in satellite coverage. The FCC has proposed to permit us to deploy these facilities. Specifically, the FCC has proposed a form of blanket licensing for terrestrial repeaters and service rules which would prohibit satellite radio licensees from using terrestrial repeating transmitters to originate local programming or transmit signals other than those received from the satellite radio satellites. Various parties, including the National Association of Broadcasters, have asked the FCC to

  . delay consideration of terrestrial repeater rules until our company and Sirius Satellite Radio provide additional information regarding planned terrestrial repeaters;

  .  require individual licensing of each terrestrial repeater;

  .  limit the number of repeaters that may be deployed; and

  . impose a waiting period on the use of repeaters in order to determine if signal reception problems can be resolved through other means.

   Our plans to deploy terrestrial repeaters in our system may be impacted, possibly materially, by whatever rules the FCC issues in this regard.

   The FCC also may adopt limits on emissions of terrestrial repeaters to protect other services using nearby frequencies. While we believe that we will meet any reasonable non-interference standard for terrestrial repeaters, the FCC has no specific standard at this time, and the application of such limits might increase our cost of using repeaters. Although we are optimistic that we will be able to construct and use terrestrial repeaters as needed, the development and implementation of the FCC's ultimate rules might delay this process or restrict our ability to do so.

   We will need to coordinate the XM Radio system with systems operating in the same frequency bands in adjacent countries. Canada and Mexico are the countries whose radio systems are most likely to be affected by satellite radio. The United States government, which conducts the coordination process, has resolved the issue with Canada and has begun discussions with the Mexican government. However, the negotiations with Mexico could be complicated by that country's interest in developing a similar digital satellite radio service that might operate on the same frequencies as XM Radio will use in the United States. Although we are optimistic that the FCC will coordinate satellite radio frequency use with Mexico without compromising our ability to operate as planned, it may not be able to do so, which could materially affect XM Radio.

   We will operate the communication uplinks between our own earth station and our satellites in a band of radio frequencies that are used for several other services. These services are known under FCC rules as fixed services, broadcast auxiliary services, electronic news gathering services, and mobile satellite services for uplink station networks. Although we are optimistic that we will succeed in coordinating domestic uplink station networks, we may not be able to coordinate use of this spectrum in a timely manner, or at all.

   We also need to protect our system from out-of-band emissions from licensees operating in adjacent frequency bands. Wireless Communication Service licensees operating in frequency bands adjacent to the satellite radio's S-Band allocation must comply with certain out-of-band emission limits imposed by the FCC to protect satellite radio systems. These limits, however, are less stringent than those we proposed. In addition, in April 1998, the FCC proposed to amend its rules to allow for new radio frequency lighting devices that would operate in an adjacent radio frequency band. We opposed the proposal on the grounds that the proliferation of this new kind of lighting and its proposed emission limits, particularly if used for street lighting, may interfere with XM Radio. However, the FCC may not rule in our favor, a decision which could adversely affect our signal quality.

   The FCC order granting our license determined that because we are a private satellite system providing a subscription service on a non-common carrier basis, we would not be subject to the FCC's foreign ownership restrictions. However, such restrictions would apply to us if we were to offer non subscription services, which may appear more lucrative to potential advertisers than subscription services. The FCC also stated in its order that it may reconsider its decision not to subject satellite radio licensees to its foreign ownership restrictions.

   Sea Launch, Alcatel and other vendors are subject to United States export regulations. Our vendors will need approval from the State Department under technology export statutes and regulations for the launch of our satellites. Although these are not new requirements, the export of technology has received considerable attention recently in response to concerns about the export of technology to China by the United States defense contractors. The recent negative publicity may lead the United States Congress to alter the relevant laws or regulations, or may change the State Department's policy in enforcing the regulations. Any change in applicable law or policy may result in delay of our satellite launch.

Intellectual Property

 System Technology

   We have contracted with several technology companies to implement portions of the XM Radio system. These technology companies include Hughes and Alcatel (satellites); Delphi-Delco, Sony, Motorola, Pioneer, Alpine, Mitsubishi, Audiovox, Clarion and SHARP (car and home radios); STMicroelectronics (chipsets); Lucent Digital Radio (audio coding technology); Fraunhofer Institute (various technologies) and LCC International (design of repeater network). We will not acquire any intellectual property rights in the satellites. We will have joint ownership of or a license to use the technology developed by the radio and chipset manufacturers. We will own the design of our system, including aspects of the technology used in communicating from the satellites and the design of the repeater network.

   Our system design, our repeater system design and the specifications we supplied to our radio and chipset manufacturers incorporates or may in the future incorporate some intellectual property licensed to us on a non-exclusive basis by WorldSpace Management. WorldSpace Management has used this technology in its own non-United States satellite radio system. We also have the right to sublicense the licensed technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system. Under our agreement with WorldSpace Management we must pay one time, annual or percentage royalty fees or reimburse WorldSpace Management for various costs for various elements of the licensed technology that we decide to use in the XM Radio system. We have incurred costs of $6.7 million to WorldSpace Management under this agreement through December 31, 1999. We will not be required to pay royalties to WorldSpace Management for licensed technology that we do not use in our system. We anticipate that the Fraunhofer Institute will continue to provide various development services for us in connection with the design of our system.

   American Mobile has granted us a royalty-free license with respect to certain ground segment communications technology and antenna technology.

   American Mobile and WorldSpace Management have also granted us royalty-free, non-exclusive and irrevocable licenses to use and sublicense all improvements to their technology. The technology licenses from American Mobile and WorldSpace Management renew automatically on an annual basis unless terminated for a breach which has not been or cannot be remedied.

   We believe that the intellectual property rights we have licensed under our technology license were independently developed or duly licensed by American Mobile or WorldSpace International, as the case may be. We cannot assure you, however, that third parties will not bring suit against us for patent or other infringement of intellectual property rights.

   We have signed an agreement with Sirius Radio to develop a unified standard for satellite radios, which will facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio's services. This technology will be jointly developed, funded and owned by the two companies. As part of the agreement, each company will license to the other its intellectual property relating to the unified standard and to its system; the value of this license will be considered part of its contribution toward the joint project. In addition, each company agrees to license its non-core technology, including non-essential features of its system, to the other at commercially reasonable rates. Each party will be entitled to license fees or a credit towards its obligation to fund one half of the development cost of the technologies used to develop a unified standard for satellite radios. The amount of the fees or credit will be based upon the validity, value, use, importance and available alternatives of the technology each contributes and will be determined over time by agreement of the parties or by arbitration. We cannot predict at this time the amount of license fees, if any, payable by or to XM or Sirius Radio or the size of the credits to XM and Sirius Radio from the use of their technology. This may require additional capital, which could be significant.

 Prior Litigation with Sirius Satellite Radio; Technology License

   On January 12, 1999, Sirius Satellite Radio, the other holder of an FCC satellite radio license, commenced an action against us in the United States District Court for the Southern District of New York, alleging that we were infringing or would infringe three patents assigned to Sirius Satellite Radio. In its complaint, Sirius Radio sought money damages to the extent we manufactured, used or sold any product or method claimed in their patents and injunctive relief. This suit was withdrawn in February 2000 by Sirius Radio in accordance with the terms of a joint development agreement between us and Sirius Radio in which both companies to develop a unified standard for satellite radios and license our respective intellectual property, including the patents that were the subject of the suit, for use in this joint initiative. There is no assurance, however, that this suit would not be refiled if arrangements contemplated by the joint agreement are not consummated or if the agreement is terminated. In addition, the applicability or validity of Sirius Radio's claims could affect the determination of the amount of license fees or credits relating to contributed or licensed technology under our joint development agreement with Sirius Radio.

   If this litigation were recommenced, we believe based on the planned design of our system, our knowledge of the differences between our system and the claims of the Sirius Satellite Radio patents and on advice we have previously received from our patent counsel, that a court would find that we have not and will not infringe any Sirius Satellite Radio patents. However, the litigation could harm our company, even if we were successful. It would divert our management's attention and might make it more difficult for us to raise financing or enter into other agreements with third parties. In addition, even if we prevailed, the Sirius Satellite Radio litigation might prevent us from moving forward with the development of the XM Radio system in a timely manner. The Sirius Radio patents involved in the litigation relate to certain aspects of signal and reception methodologies that may be employed by a satellite radio system. If the suit were refiled and we lost all or part of this litigation, we could become liable to Sirius Satellite Radio for money damages and subject to an injunction preventing us from using certain technology in the XM Radio system. Any such injunction could force us to engineer technology which would not be subject to the injunction, license or develop alternative technology, or seek a license from, and pay royalties to, Sirius Satellite Radio. If any of these strategies becomes necessary, it could be costly and time-consuming and would likely delay any implementation of our system. If we could not accomplish any strategy, or could not do so in a timely manner at an acceptable cost, our business would be harmed.

 Copyrights to Programming

   We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers, Broadcast Music, Inc., and SESAC, Inc. These organizations collect royalties and distribute them to songwriters and music publishers and negotiate fees with copyright users based on a percentage of revenues. Radio broadcasters currently pay a combined total of approximately 3-4% of their revenues to these performing rights societies. We expect to negotiate or establish by arbitration royalty arrangements with these organizations, but such royalty arrangements may be more costly than anticipated or unavailable. Under the Digital Performance Right in Sound Recordings Act of 1995 and the Digital Millennium Copyright Act of 1998, we also have to negotiate royalty arrangements with the owners of the sound recordings. The Recording Industry Association of America will negotiate licenses and collect royalties on behalf of copyright owners for this performance right in sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue. This rate was set by the Librarian of Congress, which has statutory authority to decide rates through arbitration, and was affirmed on May 21, 1999 by the United States Court of Appeals for the District of Columbia. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

 The XMTM Trademark

   We believe that XM Radio will be seen as the complement to AM and FM radio. We have an application pending in the United States Patent and Trademark Office for the registration of the trademark "XM" in connection with the transmission services offered by our company and expect that our brand name and logo will be prominently displayed on the surface of XM radios together with the radio manufacturer's brand name. This will identify the equipment as being XM Radio- compatible and build awareness of XM Radio. We intend to maintain our trademark and the anticipated registration. We are not aware of any material claims of infringement or other challenges to our right to use the "XM" trademark in the United States.

Personnel

   As of January 31, 1999, we had 67 employees. In addition, we rely upon a number of consultants and other advisors. The extent and timing of any increase in staffing will depend on the availability of qualified personnel and other developments in our business. None of our employees is represented by a labor union, and we believe that our relationship with our employees is good.

Risk Factors

You could lose money on your investment because we have not started operations or generated any revenues.

   We are a development stage company and still need to develop the planned XM Radio service significantly before we can offer it to consumers. We have not yet generated any revenues and will not do so until we can start commercial operation of our service. Unless we generate significant revenues, we will not become profitable. Our ability to generate revenues and ultimately to become profitable will depend upon several factors, including

  .  whether we create and implement the XM Radio system in a timely fashion;

  . whether consumer electronics manufacturers successfully develop and manufacture XM radios;

  . whether we can attract and retain enough subscribers and advertisers to XM Radio;

  .  whether we compete successfully; and

  . whether the FCC grants us all additional necessary authorizations in a timely manner.

Our expenditures and losses have been significant and are expected to grow.

   As of December 31, 1999, we had incurred significant costs, aggregating approximately $362.4 million, in connection with the development of the XM Radio system. We incurred net aggregate losses approximating $54.7 million from our inception through December 31, 1999. We expect our net losses and negative cash flow to grow as we build the XM Radio system, make payments under our various contracts and begin to incur marketing costs.

We need substantial further financing but such financing might not be available.

   We estimate that we will need approximately $426.0 million to meet our needs until we begin commercial operation of our services. Even after we commence commercial service, we will require significant additional funds before we generate positive cash flow. In addition, we have substantial payment obligations under a distribution agreement with General Motors, as described under the caption "Certain Relationships and Related Transactions--Distribution Agreement with General Motors and OnStar." Our actual funding requirements could vary materially from our current estimates. We may have to raise more funds than expected to remain in business and to continue to develop and market the XM Radio system.

   We plan to raise future funds by selling debt or equity securities, or both, publicly and/or privately and by obtaining loans or other credit lines from banks or other financial institutions. We may not be able to raise sufficient funds on favorable terms or at all. If we are successful in raising additional financing, we anticipate that a significant portion of future financing will consist of debt securities. As a result, we may be highly leveraged. If we fail to obtain any necessary financing on a timely basis, then

  . our satellite construction, launch, or other events necessary to our business could be materially delayed, or their costs could materially increase;

  . we could default on our commitments to our satellite construction or launch contractors, creditors or others, leading to termination of construction or inability to launch our satellites; and

  . we may not be able to launch our satellite radio service as planned and may have to discontinue operations or seek a purchaser for our business or assets.

   American Mobile is our controlling stockholder. American Mobile has certain rights regarding the election of persons to serve on our board of directors and holds 61.0% of the voting power of Holdings, or 51.9% giving effect to the conversion of all of Holdings' outstanding common stock equivalents but not to the warrants being sold in the units offering. American Mobile cannot relinquish its position as our controlling shareholder without obtaining the prior approval of the FCC. Accordingly, prior to our obtaining FCC approval of the transfer of control from American Mobile, we will be effectively precluded from most issuances of voting securities or securities convertible into voting securities unless certain of our stockholders holding nonvoting convertible securities agree not to convert them into voting securities or we take other steps to permit voting securities on a basis consistent with FCC rules. We intend to seek appropriate FCC approvals in the near future. We may not be able to obtain FCC approval or it may take a long period of time to obtain such approval and there may be conditions imposed in connection with such approval which may be may be unfavorable to us. The inability to raise capital opportunistically could adversely affect our business plan.

Our satellites could be damaged or destroyed during launch.

   A significant percentage of satellites never become operational because of launch failure, satellite destruction or damage during launch, or improper orbital placement. Launch failure rates vary depending on the particular launch vehicle and contractor. There is a limited track record for the specific launch vehicle that will be used for the launch of our satellites, and even launch vehicles with good track records experience some launch failures. If one or more of our launches fail, we will suffer significant delay that will be very damaging to our business, and we will incur significant additional costs associated with the delay in revenue generating activities.

Premature failure of our satellites would damage our business.

   If one of our satellites were to fail prematurely, it likely would affect the quality of our service, substantially delay the commencement or interrupt the continuation of our service and harm our business. This harm to our business would continue until we either launched our ground spare satellite or had additional satellites built or launched. A number of factors may decrease the useful lives of our satellites to less than the expected approximately 15 years, including

  .  defects in construction;

  .  faster than expected degradation of solar panels;

  .  loss of fuel on board;

  . random failure of satellite components that are not protected by back-up units;

  .  electrostatic storms; and

  .  collisions with other objects in space.

In addition, our network of terrestrial repeaters will communicate principally with one satellite. If the satellite communicating with the repeater network fails, we would have to repoint all of the repeaters to communicate with the other satellite. This would result in an interruption of service that could last from a few hours to several days and could harm our business.

Damage to our satellites will not be fully covered by insurance.

   We intend to purchase standard launch and in-orbit insurance policies from global space insurance underwriters. Any adverse change in insurance market conditions may substantially increase the premiums we would have to pay for such insurance. If the launch of either satellite is a total or partial failure, our insurance may not fully cover our losses. We do not expect to buy insurance to cover and would not have protection against business interruption, loss of business or similar losses. Also, any insurance we obtain will likely contain certain customary exclusions and material change conditions which would limit our coverage.

Our system depends on development and integration of complex technologies in a novel configuration that might not work.

   Our system will involve new applications of existing technology and the complex integration of different technologies, which may not work as planned. In addition, we may not be able to successfully develop the new technologies required for our planned XM Radio system.

   The use of terrestrial repeaters with a satellite system is untested and may not provide the expected transmission quality. Our system will rely on a network of terrestrial repeaters to retransmit satellite signals in areas where blockages occur from high concentrations of tall buildings and other obstructions. Satellites and terrestrial repeater networks have not been integrated and used together on the scale we contemplate. We cannot be certain that what we plan will work. Failure to integrate these technologies may result in areas with impediments to satellite line of sight experiencing dead zones where our signals cannot be received clearly or are of low quality.

   Our business plan relies on the timely development of XM radios. Our service is to be received by specially designed receivers that have not yet been developed. They will require a unique integration of existing technologies, which may take longer than expected.

   Integration of components of our system may encounter technical difficulties. We will have to integrate a number of sophisticated satellite and other wireless technologies never integrated in the past before we can begin offering our service. If the technological integration of the XM Radio system is not completed in a timely and effective manner, our business will be harmed. We cannot ultimately confirm the ability of the system to function until we have actually deployed and tested a substantial portion of the system. Hardware or software errors in space or on the ground may limit or delay the XM Radio service and therefore reduce anticipated revenues.

Performance failures by our satellite and launch contractors would damage our business, and we may not have adequate remedies.

   We will rely on Hughes Space and Communications International, Inc., our satellite manufacturer, to build and deliver our satellites in a timely manner. If Hughes fails to deliver functioning satellites in a timely manner, the introduction of our service would likely be delayed. If Hughes were to deliver a satellite late or otherwise default, the remedies we have will not adequately compensate us for any damage caused to our business. Hughes will not be liable for indirect or consequential damages, or lost revenues or profits, from late delivery or other defaults. Also, our satellite contract entitles Hughes to certain excusable delays for which we have no remedy. If Hughes breaches its performance warranty, our only remedy is not to pay Hughes in-orbit performance incentive payments of up to a total of $12.5 million for each satellite. This remedy likely will not adequately compensate us for the damage such breach would cause to our business.

   We are depending on our satellite launch services provider to build our launch vehicles and to launch the satellites. If the satellite launch services provider fails to launch the satellites in a timely manner, we may be unable to meet our business plan timetable. Neither Hughes nor the satellite launch services provider will be liable to us for any delay in delivery of the satellites up to 180 days caused by our scheduled launch services provider. A delay of more than six months beyond the launch period for either satellite may allow us to select an alternative launch system. This remedy, however, likely would not adequately compensate us for the damage such delay would cause to our business. Although we may be able to use another satellite launch services provider, switching to another provider could involve significant delay and a significant increase in cost.

Failure of third party vendors to supply radios to customers in a timely manner would delay our revenues.

   We will rely on third party manufacturers and their distributors to manufacture and distribute XM radios. If one or more manufacturers fails to develop XM radios for timely commercial sale, at an affordable price and with mass market nationwide distribution, the launch of our service would be delayed, our revenues would be less than expected and our business would suffer. We will rely on Delphi-Delco, Sony, Motorola, Pioneer, Alpine, Mitsubishi, Audiovox and Clarion to develop, manufacture and market XM radios for use in the car, and on Sony and SHARP to develop, manufacture and market XM radios for home and portable use. XM radios are not yet available, and our agreements with third party vendors may not result in the timely production of enough affordable XM radios to permit the widespread introduction of our service.

Competition from Sirius Satellite Radio and traditional and emerging audio entertainment providers could adversely affect our revenues.

   In seeking market acceptance, we will encounter competition for distribution channels, listeners and advertising revenues from many sources, including

  .  Sirius Satellite Radio, the other satellite radio licensee;

  .  traditional and, when available, digital AM/FM radio;

  .  Internet based audio providers;

  .  direct broadcast satellite television audio service; and

  .  cable systems that carry audio service.

   Sirius Satellite Radio (formerly named CD Radio) has announced that it has arrangements for the construction, implementation and distribution of its service and that it expects to begin receiving revenue from commercial operations in the first quarter of 2001, which is slightly ahead of our timetable. If Sirius Satellite Radio begins commercial operations significantly before we do, it may gain a competitive advantage over us.

   Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers free broadcast reception supported by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio is not expected to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/FM radio, we will be at a competitive disadvantage.

Demand for our service may be insufficient for us to become profitable.

   There is currently no mobile satellite digital audio radio service in commercial operation in the United States. As a result, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which we will meet that demand. Among other things, consumer acceptance of XM Radio will depend upon

  .whether we obtain, produce and market high quality programming consistent with consumers' tastes;

  .the willingness of consumers to pay subscription fees to obtain satellite radio service;

  .the cost and availability of XM radios; and

  .XM Radio's and our competitors' marketing and pricing strategy.

   If demand for our service does not develop as expected, we may not be able to generate enough revenues to become profitable. Although we have commissioned market studies which attempt to measure market demand, these studies are based upon statistical sampling methods and reflect responses to hypothetical questions. Consequently, the data may not be accurate. We caution you not to place undue reliance on this data.

   Because we expect to derive a significant part of our revenues from advertisers as well as subscription revenues, advertiser acceptance also will be critical to the success of our business. Our ability to generate revenues from advertisers will depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry. FCC regulations limit our ability to offer our radio service other than to subscribers on a pay-for-service basis. These factors may reduce our potential revenue from advertising.

Large payment obligations under our distribution agreement with General Motors may prevent us from becoming profitable.

   We have significant payment obligations under our long-term agreement with General Motors for the installation of XM radios in General Motors vehicles and the distribution of our service to the exclusion of other satellite radio services. These payment obligations, which could total several hundred million dollars over the life of the contract, may prevent us from becoming profitable. A significant portion of these payments are fixed in amount, and we must pay these amounts even if General Motors does not meet performance targets in the contract. Although this agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels, we cannot predict the outcome of any such renegotiation. This agreement is described more fully under the caption "Certain Relationships and Related Transactions-- Distribution Agreement with General Motors and OnStar."

Joint development agreement funding requirements could be significant.

   Under our agreement with Sirius Radio, each party is obligated to fund one half of the development cost of the technologies used to develop a unified standard for satellite radios. Each party will be entitled to license fees or a credit towards its one half of the cost based upon the validity, value, use, importance and available alternatives of the technology it contributes. The applicability or validity of Sirius Radio's claims in their former patent suit against us could affect the determination of the amount of license fees or credits relating to contributed or licensed technology under the agreement. The amounts of these fees or credits will be determined over time by agreement of the parties or by arbitration. We cannot predict at this time the amount of license fees or contribution payable by XM or Sirus Radio or the size of the credits to XM and Sirius Radio from the use of their technology. This may require significant additional capital.

If we default under our joint development agreement, Sirius Satellite Radio's patent infringement lawsuit against us could be refiled.


   Under our agreement with Sirius Radio for the development of a unified standard for satellite radios, the lawsuit Sirius Satellite Radio brought against us in January 1999 alleging our infringement of three Sirius Satellite Radio patents was withdrawn. We and Sirius Satellite Radio have agreed to cross-license our respective intellectual property. However, if this agreement is terminated before the value of the licenses has been determined due to our failure to perform a material covenant or obligation, then this suit could be refiled.

Our business may be impaired by third party intellectual property rights.

   Development of the XM Radio system will depend largely upon the intellectual property that we will develop and license from third parties. If the intellectual property that we may develop or use is not adequately protected, others will be permitted to and may duplicate the XM Radio system or service without liability. In addition, others may challenge, invalidate or circumvent our intellectual property rights, patents or existing sublicenses. Some of the know-how and technology we have developed and plan to develop will not be covered by United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

   Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties' proprietary rights in the subject matter of those licenses. This may be expensive. Also, we may not succeed in any such litigation.

   Third parties may bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could

  .  subject us to significant liabilities to third parties;

  .  require us to seek licenses from third parties;

  . block our ability to operate the XM Radio system or license its technology; or

  . otherwise adversely affect our ability to successfully develop and market the XM Radio system.

Failure to comply with FCC requirements could damage our business.

   As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we are subject to FCC rules and regulations, and the terms of our license, which require us to meet certain conditions such as

  . milestone dates, including the requirement that we begin full operation of our system by October 2003;

  . interoperability of our system with the other licensed satellite radio system;

  . coordination of our satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and

  . coordination of our communications links to our satellites with other systems that operate in the same frequency band.

Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. We may also be subject to interference from adjacent radio frequency users if the FCC does not adequately protect us against such interference in its rulemaking process. In addition, the FCC has not yet issued rules permitting us to deploy terrestrial repeaters to fill gaps in satellite coverage. Our plans to deploy terrestrial repeaters may be impacted by the FCC's rules, when issued.

   Some of our vendors are subject to United States export regulations and will need approval from the State Department under technology export statutes and regulations for the launch of our satellites. Failure to receive such approval or any change in applicable law or policy may delay our satellite launch.

If the challenge to our FCC license is successful, our business could be harmed.

   The award of our FCC license was challenged by one of the losing bidders in the initial FCC licensing procedure. The challenge was denied by the FCC, but the losing bidder filed with the FCC for reconsideration of the license award. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our planned satellite radio service.

Our service network or other ground facilities could be damaged by natural catastrophes.

   Since our ground-based network will be attached to buildings, towers and other structures around the country, an earthquake, tornado, flood or other catastrophic event anywhere in the United States could damage our network, interrupt our service and harm our business in the affected area. We will not have replacement or redundant facilities that can be used to assume the functions of our repeater network, or of our planned central production and broadcast facility, in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our central production and broadcast facility would restrict our production of programming and require us to obtain programming from third parties to continue our service.

Consumers could steal our service.

   Like all radio transmissions, the XM Radio signal will be subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we plan to use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.

We need to obtain rights to programming, which could be more costly than anticipated.

   We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and SESAC, Inc. Radio broadcasters currently pay a combined total of approximately 3-4% of their revenues to these performing rights societies. We expect to negotiate or establish by arbitration royalty arrangements with these organizations, but such royalty arrangements may be more costly than anticipated or unavailable. We must also enter into royalty arrangements with the owners of the sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue set by the Librarian of Congress. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

Rapid technological and industry changes could make our service obsolete.

   The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could make our technologies obsolete. In addition, we may face unforeseen problems when developing the XM Radio system which could harm our business. Because we will depend on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies which we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

A small number of stockholders own approximately 71% of our stock on a fully diluted basis and effectively control us. Their interests may conflict with yours as a stockholder.

   As of February 15, 2000, our current principal stockholders owned approximately 71% of our common stock on a fully diluted basis with total voting power of approximately 81%. We have entered into material contracts and transactions with our principal stockholders and their affiliates, and we may enter into additional contracts in the future. The composition of our board of directors is governed by a shareholders' agreement among our principal stockholders, which grants them effective management control of XM Radio. These stockholders could use their position as principal stockholders and their management control to cause us to take actions that might not be in our interests or the interests of our other stockholders.

We need people with special skills to develop, launch and maintain our new service. If we cannot find and keep these people, our business and stock price could suffer.

   We depend on the continued efforts of our executive officers and key employees who have specialized technical knowledge regarding our satellite and radio systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

It may be hard for a third party to acquire us, and this could depress our stock price.

   We are a Delaware company with authorized unissued preferred stock, the terms of which can be set by our board of directors. Antitakeover provisions in Delaware law and our ability to adopt a shareholder rights plan using our preferred stock could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders. This could depress our stock price.

The market price of our stock may fluctuate widely.

   The market price of our common stock could fluctuate substantially due to

  .  future announcements concerning us or our competitors;

  .  quarterly fluctuations in operating results;

  .  announcements of acquisitions or technological innovations; or

  .  changes in earnings estimates or recommendations by analysts.

   In addition, the stock prices of many technology companies fluctuate widely for reasons which may be unrelated to operating results. This market volatility could depress the price of our common stock without regard to our operating performance.

Future sales of our common stock in the public market could lower our stock price and impair our ability to raise funds in new stock offerings.

   As of February 15, 2000, we had 30,841,824 shares of Class A common stock outstanding, or 61,500,504 shares assuming conversion of all 17,872,176 shares of Class B common stock, 10,786,504 shares of Series A convertible preferred stock and 2,000,000 shares of Series B convertible redeemable preferred stock outstanding, which may be converted into Class A Common Stock on a one-for-one basis. Sales of a large number of shares could adversely affect the market price of our Class A common stock, and could impair our ability to raise funds in additional stock offerings.

   Approximately 17.2 million shares of our Class A common stock and all 10,786,504 shares of our Series A convertible preferred stock are subject to lock-up agreements that expire on April 3, 2000. American Mobile, which owns 200,000 shares of Class A common stock and an additional 16,557,262 shares of Class B common stock, is prohibited from selling any of these shares, other than to affiliates, until October 8, 2000 or when we commence commercial operations, whichever comes first. At those times, the shares released from these lock-up restrictions will be freely tradable, subject to the provisions of Rule 144 or Rule 701 under the Securities Act. The owners of all locked-up shares have experienced substantial appreciation in the value of their shares relative to the price paid for them. In the event all or a significant portion of these stockholders elect to sell their shares, the price of our stock could materially decline, irrespective of our performance, which would adversely affect the value of the warrants.

   On December 3, 1999, we filed a registration statement under the Securities Act covering all 2,975,700 shares of our Class A common stock subject to outstanding stock options or reserved for issuance under its stock plans. The registration statement became effective upon filing. Accordingly, shares registered under the registration statement are, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, available for sale in the open market, and in the case of our officers, directors and stockholders who have entered into lock-up agreements, available for sale after lock-up agreements expire. As of December 31, 1999, options to purchase 2,099,089 shares of Class A common stock were outstanding.

   The holders of approximately 16 million shares of our Class A common stock, all of our Series A convertible preferred stock and all of our Class B common stock have the right to request registration of their shares in future public offerings of our equity securities. Sony Electronics owns a warrant that may in the future be exercisable for up to 2% of our Class A common stock on a fully-diluted basis depending on Sony's success in achieving certain sales targets. Sony will also have the right to request registration of these shares in future public offerings.
Properties

   Our executive offices are located at 1250 23rd Street, N.W., Suite 57, Washington, D.C. 20037-1100, and are leased pursuant to a lease agreement that will expire on October 31, 2000. We have entered into a ten year lease of approximately 120,000 square feet of additional space in Washington, D.C. to be used as our headquarters office, as well as for our studio and production facilities.

Legal Proceedings

   Except for the proceeding described under the caption "Business--Regulatory Matters," we are not a party to any material litigation or other proceedings.

     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                          PRICE RANGE OF COMMON STOCK

   Our Class A common stock has been quoted on the Nasdaq National Market under the symbol "XMSR" since our initial public offering on October 5, 1999. The following table presents, for the period indicated, the high and low sales prices per share of our Class A common stock as reported on the Nasdaq National Market.

                                                    High   Low
                                                   ------ -------
1999:
  Fourth Quarter (beginning October 5, 1999).....  $44.75 $11.625

   On February 22, 2000, the last reported bid price for our Class A common stock on the Nasdaq National Market was $38.78. As of February 22, 2000, there were 71 holders of record of our Class A common stock.

                                DIVIDEND POLICY

   We have not declared or paid any dividends since our date of inception. We do not intend to pay cash dividends on our common stock in the foreseeable future. We anticipate we will retain any earnings for use in our operations and the expansion of our business.

                    RECENT SALES OF UNREGISTERED SECURITIES

   None.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   In considering the following selected consolidated financial data, you should also read our consolidated financial statements and notes and the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statements of operations data for the three-year period ended December 31, 1999, and for the period from December 15, 1992 (date of inception) to December 31, 1999, and the consolidated balance sheets data as of December 31, 1997, 1998 and 1999 are derived from our consolidated financial statements. These statements have been audited by KPMG LLP, independent certified public accountants. KPMG's report contains a paragraph stating that we have not begun operations, have negative working capital and are dependent upon additional debt and equity financings, and that these factors raise substantial doubt about our ability to continue as a going concern. The selected consolidated financial data do not include any adjustments that might result from the outcome of that uncertainty.


                                                                  December 15,
                                                                  1992 (Date of
                                  Years Ended December 31,         Inception)
                               --------------------------------  to December 31,
                                 1997       1998        1999        1999 (1)
                               ---------  ---------  ----------  ---------------
                                (In thousands, except share
                                           data)
Consolidated Statements of
 Operations Data:
Revenue......................  $      --  $      --  $       --     $    --
                               ---------  ---------  ----------     --------
Operating expenses:
 Research and development....         --      6,941       4,274       11,215
 Professional fees...........      1,090      5,242       9,969       16,280
 General and administrative..         20      4,010      16,448       20,478
                               ---------  ---------  ----------     --------
 Total operating expenses....      1,110     16,193      30,691       47,973
                               ---------  ---------  ----------     --------
Operating loss...............     (1,110)   (16,193)    (30,691)     (47,973)
Other expense--interest
 income (expense), net.......        (85)        26         490          431
                               ---------  ---------  ----------     --------
Net loss.....................  $  (1,659) $ (16,167) $  (30,180)    $(47,542)
                               =========  =========  ==========     ========
Net loss per share--basic and
 diluted.....................     $(0.26)    $(2.42)     $(2.40)
                               =========  =========  ==========
Weighted average shares used
 in computing net loss per
 share--basic and diluted....  6,368,166  6,689,250  15,344,102

                                              December 31,
                                        --------------------------
                                         1997     1998      1999
                                        ------- --------  --------
                                             (In thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and short-term
 investments........................... $     1 $    310  $120,170
System under construction..............  91,932  169,029   362,358
Total assets...........................  91,933  170,485   515,189
Total debt.............................  82,504  140,332       212
Total liabilities......................  82,949  177,668    30,172
Stockholders' equity (deficit).........   8,984   (7,183)  485,017

--------
(1) Business activity for the period from December 15, 1992, which was our date of inception, through December 31, 1996 was insignificant.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   The following discussion and analysis provides information which we believe is relevant to an assessment and understanding of our financial condition and consolidated results of operations. This discussion should be read together with our consolidated financial statements and related notes beginning on page F-1 of this prospectus.

Introduction

   XM Satellite Radio Inc. was incorporated in Delaware in 1992 as a wholly-owned subsidiary of American Mobile. XM Satellite Radio Holdings Inc. became a holding company for XM Satellite Radio Inc. in connection with a strategic investment by a former shareholder in early 1997. In July 1999, following our repayment of $75.0 million in debt owed to the former shareholder, it conveyed all of its interest in us to a trust. American Mobile then acquired all of that interest from the trust, making American Mobile our only stockholder at that time. Also, in July, we issued $250.0 million of Series A subordinated convertible notes. In October 1999, we completed an initial public offering and exercised an overallotment option for a cumulative total of 10,241,000 shares of Class A common stock, yielding net proceeds of $114.1 million. Concurrent with the closing of our initial public offering, the $250.0 million of Series A subordinated convertible notes, together with associated accrued interest of $6.8 million, converted into 10,786,504 shares of Series A convertible preferred stock and 16,179,755 shares of Class A common stock. Additionally, the $21.4 million and $81.7 million of convertible notes issued to American Mobile, together with associated accrued interest of $3.8 million, converted into 11,182,926 shares of Class B common stock. In January 2000, we completed a follow-on offering of 4,370,000 shares of Class A common stock, yielding net proceeds of $132.2 million, and a concurrent offering of 2,000,000 shares of our Series B convertible redeemable preferred stock, which yielded net proceeds of $96.3 million.

   We are in the development stage. Since our inception in December 1992, we have devoted our efforts to establishing and commercializing the XM Radio system. Our activities were fairly limited until 1997, when we pursued and obtained regulatory approval from the FCC to provide satellite radio service. Our principal activities to date have included

  .  designing and developing the XM Radio system;

  . negotiating contracts with satellite and launch vehicle operators, specialty programmers, radio manufacturers and car manufacturers;

  .  developing technical standards and specifications;

  .  conducting market research; and

  .  securing financing for working capital and capital expenditures.

   We have incurred substantial losses to date and expect to continue to incur significant losses for the foreseeable future as we continue to design, develop and deploy the XM Radio system and for some period following our commencement of commercial operations.

   We intend to capitalize all costs related to our satellite contract and our FCC license, including all applicable interest. These capitalized costs will be depreciated over the estimated useful lives of the satellites and ground control stations. Depreciation of our satellites will commence upon in-orbit delivery. Depreciation of our satellite control facilities and terrestrial repeaters and the amortization of our FCC license will commence upon commercial operations.

   After we begin commercial operations, which we are targeting for the second quarter of 2001, we anticipate that our revenues will consist primarily of customers' subscription fees and advertising revenues.

Results of Operations

 1999 Compared to 1998

   Research and Development. Research and development expenses decreased to $4.3 million in 1999, compared with $6.9 million in 1998. The decrease in research and development expenses resulted from the completion of the development of some of our system technology during 1998.

   Professional Fees. Professional fees increased to approximately $10.0 million in 1999, compared with $5.2 million in 1998. The increase primarily reflects additional legal, regulatory and marketing expenses.

   General and Administrative. General and administrative expenses increased to $16.4 million in 1999, compared with $4.0 million in 1998. The increase primarily reflects increased headcount and facility expenses to begin program management and operations. We also commenced the amortization of our goodwill and intangibles resulting from American Mobile's acquisition of a former investor's interest in us during 1999. We have granted certain key executives stock options and incurred a non-cash compensation charge of approximately $4.1 million in the fourth quarter of 1999 primarily for performance-based stock options. We will continue to incur quarterly non-cash compensation charges over the vesting period depending on the market value of our Class A common stock.

   Interest Income. Interest income increased to $2.9 million in 1999, compared with 1998, which was insignificant. The increase was the result of higher average balances of cash and short-term investments during 1999 due to the proceeds from the issuance of Series A convertible notes in the third quarter of 1999 exceeding the amounts of expenditures for satellite and launch vehicle construction, other capital expenditures and operating expenses.

   Interest Expense. As of December 31, 1999 and 1998, we owed $0 and $140.2 million, respectively, including accrued interest, under various debt agreements which we entered into for the purpose of financing the XM Radio system. Our capitalized interest costs were $15.3 million and $11.8 million associated with our FCC license and the XM Radio system during 1999 and 1998, respectively. We expensed interest costs of $9.1 million and $0 during 1999 and 1998, respectively. We incurred a one-time $5.5 million charge to interest due to the beneficial conversion feature of the new American Mobile note. We also exceeded our interest capitalization threshold by $3.6 million.

   Net Loss. The net loss for 1999 and 1998 was $36.9 million and $16.2 million, respectively. The increase in net losses for 1999, compared with 1998, primarily reflects an increase in net interest expense as discussed above and additional general and administration expenses, primarily due to increased headcount and facility expenses, in preparation for commercial operations and the commencement of amortization of goodwill and intangibles.

 Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

   Research and Development. Research and development expenses amounted to approximately $6.9 million for the year ended December 31, 1998. Research and development expenses for the year ended December 31, 1997 were insignificant. The increase in research and development expenses resulted from the development of some of our system technology during 1998.

   Professional Fees. Professional fees increased to approximately $5.2 million for the year ended December 31, 1998, compared with $1.1 million for the year ended December 31, 1997. The increase primarily reflects legal, regulatory and marketing expenses.

   General and Administrative. General and administrative expenses increased to $4.0 million for the year ended December 31, 1998, compared with $20,000 for the year ended December 31, 1997. The increase primarily reflects increased headcount and facility expenses to begin program management and operations.

   Interest Expense. As of December 31, 1998 and 1997, we owed $140.2 million and $82.5 million, respectively, including accrued interest, under various debt agreements which we entered into for the purpose of financing the XM Radio system. We capitalized interest costs of $11.8 million and $1.9 million associated with our FCC license and the XM Radio system during the year ended December 31, 1998 and 1997, respectively. We expensed interest costs of $0.5 million during the year ended December 31, 1997.

   Net Loss. The net loss for the years ended December 31, 1998 and 1997 was $16.2 million and $1.7 million, respectively, primarily reflecting research and development activities, professional fees and general and administrative expenses.

Liquidity and Capital Resources

   At December 31, 1999, we had a total of cash, cash equivalents and short-term investments of $120.2 million and working capital of $94.7 million, compared with cash and cash equivalents of $0.3 million and working capital of $(130.3) million at December 31, 1998. The increases in the respective balances are due primarily to the proceeds from the issuance of Series A subordinated convertible notes in July 1999 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds Required for XM Radio Through Commencement of Commercial Operations--Sources of Funds") exceeding capital expenditures and operating expenses for 1999, which was off-set by a $75 million payment to retire loans payable, and the conversion of current loans payable to a former shareholder into the non-current American Mobile new convertible note. In October 1999, we successfully completed an initial public offering, which raised $114.1 million in net proceeds, and converted the Series A subordinated convertible notes into Series A convertible preferred stock and Class A common stock.

 Funds Required for XM Radio Through Commencement of Commercial Operations

   We estimate that we will require approximately $1.1 billion to develop and implement the XM Radio system from our inception through the commencement of commercial operations, which we are targeting for the second quarter of 2001. We will have raised an aggregate of $674.0 million since our inception net of expense and repayment of debt. We will require substantial additional funding, approximately $406.8 million, to finish building the XM Radio system, to provide working capital and fund operating losses until we commence commercial operations. The funds raised to date are expected to be sufficient in the absence of additional financing to cover our funding needs into the third quarter of 2000.

   We currently expect to satisfy our funding requirements by selling debt or equity securities and by obtaining loans or other credit lines from banks or other financial institutions. In addition, we plan to raise funds through vendor financing arrangements associated with our terrestrial repeater project. If we are successful in raising additional financing, we anticipate that a significant portion of future financing will consist of debt. We are actively considering possible financings, and because of our substantial capital needs we may consummate one or more financings at any time. Often, high yield debt securities are issued as part of units with warrants to purchase common stock. If warrants were issued in any debt placement by us, the amount of common stock that may be purchased and the price at which stock would be purchased under the warrants would depend upon market conditions at that time.

   American Mobile is our controlling stockholder. American Mobile has certain rights regarding the election of persons to serve on our board of directors and holds % of the voting power of Holdings, or % giving effect to the conversion of all of Holdings' outstanding common stock equivalents but not to the warrants being sold in the units offering. American Mobile cannot relinquish its position as our controlling shareholder without obtaining the prior approval of the FCC. Accordingly, prior to our obtaining FCC approval of the transfer of control from American Mobile, we will be effectively precluded from most issuances of voting securities or securities convertible into voting securities unless certain of our stockholders holding nonvoting convertible securities agree not to convert them into voting securities or we take other steps to permit voting securities on a basis consistent with FCC rules. We intend to seek appropriate FCC approvals in the near future. We may not be able to obtain FCC approval or it may take a long period of time to obtain such approval and there may be conditions imposed in connection with such approval which may be may be unfavorable to us. The inability to raise capital opportunistically could adversely affect our business plan.

   We may not be able to raise any funds or obtain loans on favorable terms or at all. Our ability to obtain the required financing depends on several factors, including future market conditions; our success or lack of success in developing, implementing and marketing our satellite radio service; our future creditworthiness; and restrictions contained in agreements with our investors or lenders. If we fail to obtain any necessary financing on a timely basis, a number of adverse effects could occur. Our satellite construction and launch and other events necessary to our business could be materially delayed or their costs could materially increase. We could default on our commitments to our satellite construction or launch contractors, creditors or others, leading to termination of construction or inability to launch our satellites. Finally, we may not be able to launch our satellite radio service as planned and may have to discontinue operations or seek a purchaser for our business or assets.

   Our expected sources and uses of funds through commencement of commercial operations are as follows:

                      Inception Through Commercial Launch
                                 (in millions)

Sources of Funds

  Total funds raised to date.......................................... $  674.0
  Future capital requirements.........................................    426.0
                                                                       --------
    Total sources..................................................... $1,100.0
                                                                       ========

Uses of Funds
  Satellites and launch............................................... $  472.6
  Launch insurance....................................................     50.0
  Terrestrial repeater system.........................................    263.3
  Ground segment......................................................     65.9
                                                                       --------
    Total system......................................................    851.8
  FCC license.........................................................     90.0
  Operating expenses and working capital requirements.................    158.2
                                                                       --------
    Total uses........................................................ $1,100.0
                                                                       ========

   The sources and uses chart for inception through commercial launch assumes that we will commence full commercial operations in the second quarter of 2001 and does not include net interest income or expense of any future offerings or other financings. We anticipate that we will need substantial further funding after commencement of operations to cover our cash requirements before we generate positive cash flow from operations. Many factors, including our ability to generate significant revenues, could affect this estimate. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Total funds raised to date in the chart above include proceeds of

  . $9.2 million in equity contributions and an additional $157.8 million in equity from converted debt instruments funded by American Mobile and by a former investor who sold its investment to American Mobile.

  . $238.7 million in net proceeds from convertible notes which were converted to Class A common stock and Series A convertible preferred stock on October 8, 1999 as a result of our initial public offering. $75 million of these proceeds were used to repay outstanding debt.

  .  $114.1 million in net proceeds from our initial public offering.

  . $132.2 million in net proceeds from a Class A common stock offering in January 2000.

  . $96.3 million in net proceeds from a Series B convertible preferred stock offering in January 2000.

  . $0.4 million in proceeds from the sale of stock under the employee stock purchase plan and the exercise of stock options.

   The use of funds for satellites and launch in the chart above includes $472.6 million for satellites, launch and long-lead items, including certain financing costs associated with the satellites, and for an option to complete the ground spare satellite under our satellite contract with Hughes. As of December 31, 1999, $183.9 million has been paid under the satellite contract.

   The anticipated $65.9 million in costs for ground segment are intended to cover the satellite control facilities, programming production studios and various other equipment and facilities. As of December 31, 1999, we had incurred 7.6 million in costs in deploying the ground segment.

   Other operating expenses and working capital requirements in the chart above include cumulative historical operating losses through December 31, 1999 of $54.7 million.

   Sources of Funds. To date, we have raised approximately $674.0 million of equity proceeds, net of expenses and repayment of debt. These funds have been used to acquire our FCC license, make required payments under our satellite contract with Hughes, and for working capital and operating expenses. Of the $674.0 million raised to date, approximately $167.0 million, excluding the Class A common stock acquired as part of our initial public offering, has been raised through the issuance of equity to, and receipt of loans from, our current stockholder, American Mobile, and a former stockholder. Of this amount, approximately $90.7 million and $46.0 million was raised in 1997 and 1998, respectively, and $30.3 million was raised in January 1999.

   In July 1999, we issued $250.0 million of Series A subordinated convertible notes to six strategic and financial investors--General Motors, $50.0 million; Clear Channel Communications, $75.0 million; DIRECTV, $50.0 million; and Columbia Capital, Telcom Ventures, L.L.C. and Madison Dearborn Partners, $75.0 million in the aggregate. Using part of the proceeds from the issuance of the Series A subordinated convertible notes, we paid a former stockholder $75.0 million in July 1999 to redeem an outstanding loan. We incurred fees and expenses totalling $11.3 million in connection with these transactions.

   In October 1999, we raised $114.1 million from the issuance of 10.2 million shares of Class A common stock at a price of $12 per share less $8.8 million in underwriting discounts and commissions and estimated expenses. The Series A convertible notes, together with related accrued interest, automatically converted into 16,179,755 shares of our Class A common stock and 10,786,504 shares of our Series A preferred stock. Also, the American Mobile notes, together with related accrued interest, automatically converted into 11,182,926 shares of our Class B common stock. As a result of these transactions, substantially all of our indebtedness converted into equity.

   In the first quarter of 2000, we completed a follow-on offering of 4,370,000 shares of Class A common stock, yielding net proceeds of $132.2 million. At the same time, we completed an offering of 2,000,000 shares of our Series B convertible redeemable preferred stock, which yielded net proceeds of $96.3 million.

   Uses of Funds. Of the approximately $1.1 billion of funds to be used through commencement of commercial operations, an estimated $569.4 million are expected to be incurred under contracts presently in place and for our FCC license, which has already been paid for in full. Total capital expenditures from our inception to December 31, 1999, totaled $295.5 million.

   Satellite Contract. Under our satellite contract, Hughes will deliver two satellites in orbit and if we exercise our option, complete construction of a ground spare satellite. Hughes will also provide ground equipment and software to be used in the XM Radio system and certain launch and operations support services. We expect that by commencement of commercial operations in the second quarter of 2001, we will have had to pay an aggregate amount of approximately $472.6 million for these items and for Hughes to complete the optional ground spare satellite. This amount does not include incentive payments, which will depend in part on projected satellite performance at the acceptance date. Such payments could total up to an additional $68.7 million over the useful lives of the satellites. As of December 31, 1999, we had paid approximately $183.9 million under our satellite contract and recognized an additional $15.5 million in accrued milestone payments which were paid subsequently.

   Launch Insurance. Based on current industry estimates, we expect that launch insurance for both satellites will cost an aggregate of approximately $50.0 million. As of December 31, 1999, we had not incurred any costs with respect to launch insurance.

   Terrestrial Repeater System. Based on the current design of the XM Radio system and preliminary bids, we estimate that through our expected commencement of operations in the second quarter of 2001 we will incur aggregate costs of approximately $263.3 million for a terrestrial repeater system. We expect these costs to cover the capital cost of the design, development and installation of a system of terrestrial repeaters to cover approximately 70 cities and metropolitan areas. As of December 31, 1999, we had incurred costs with respect to the terrestrial repeater buildout of $10.1 million which we paid. In August 1999, we signed a contract calling for payments of approximately $115.0 million for engineering and site preparation. We entered into a contract effective October 22, 1999, with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters. Payments under this contract are expected to be approximately $128.0 million. As of December 31, 1999, we have paid $3.5 million under this contract.

   Ground Segment. Based on the design of the XM Radio system, available research, preliminary bids and actual contract costs, we expect to incur aggregate ground segment costs through the expected commencement of operations in the second quarter of 2001 of approximately $65.9 million. We expect these costs will cover the satellite control facilities, programming production studios and various other equipment and facilities. As of December 31, 1999, we had incurred $5.6 million in costs with respect to the ground segment.

   FCC License. In October 1997, we received one of two satellite radio licenses issued by the FCC. We have paid approximately $90.0 million for this license, including the initial bid right. No additional payments have been made relating to the license.

   Operating Expenses and Working Capital Requirements. In addition to the above capital needs, we will require funds for working capital, operating expenses and royalty payments currently estimated to be approximately $158.2 million through our targeted commercial launch in the second quarter of 2001. From our inception through December 31, 1999, we have incurred total expenses of $36.9 million. Total cash used in operating activities was $18.8 million. The difference between the loss incurred to date and cash used in operations is principally due to a $5.5 million beneficial conversion charge, $12.5 million in amounts due to related parties and $3.6 million in accrued interest.

   Joint Development Agreement Funding Requirements. In addition to the above capital needs, we may require funds to pay license fees or make contributions towards the development of the technologies used to develop a unified standard for satellite radios under our joint development agreement with Sirius Radio. Each party is obligated to fund one half of the development cost for such technologies. Each party will be entitled to license fees or a credit towards its one half of the cost based upon the validity, value, use, importance and available alternatives of the technology it contributes. The amounts of these fees or credits will be determined over time by agreement of the parties or by arbitration. We cannot predict at this time the amount of license fees or contribution payable by XM or the size of the credits to XM and Sirius Radio from the use of their technology. This may require additional capital, which could be significant.

 Funds Required for XM Radio Following Commencement of Commercial Operations

   Even after commencement of commercial operations, we expect to need significant additional funds to cover our cash requirements before we generate sufficient cash flow from operations to cover our expenses. We cannot accurately estimate the amount of additional funds needed, since it will depend on business decisions to be made in the future and revenues received from operations, but we expect the amount to be substantial. Funds will be needed to cover operating expenses, marketing and promotional expenses including an extensive marketing campaign in connection with the launch of our service, distribution expenses, programming costs and any further development of the XM Radio system that we may undertake after operations commence. Marketing and distribution expenses are expected to include joint advertising and joint development with and manufacturing subsidies of certain costs of some of our manufacturers and distribution partners. We cannot estimate accurately the total amount of these operational, promotional, subscriber acquisition, joint development and manufacturing costs and expenses, but they are expected to be substantial.

   We will have significant payment obligations after commencement of operations under our distribution agreement with General Motors. We will pay an aggregate of approximately $35 million in the first four years following commencement of commercial service. After that, through 2009, we will have additional fixed annual payments ranging from less than $35 million to approximately $130 million, aggregating approximately $400 million. In order to encourage the broad installation of XM radios, we have agreed to subsidize a portion of the cost of XM radios and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios. This percentage increases until there are more than eight million General Motors vehicles with installed XM radios. This agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels, starting with 1.24 million units after four years and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to our share of the satellite digital radio market. The distribution agreement is described in more detail under the caption "Certain Relationships and Related Transactions--Distribution Agreement with General Motors and OnStar."

   We currently expect to satisfy our funding requirements for the period following commencement of commercial operations in substantially the same manner as our requirements prior to commencement of commercial operations.

Year 2000 Readiness

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Many such systems will need to accept four-digit entries in order to distinguish 20th century dates from 21st century dates. As a result, by the end of 1999, computer systems and software used by many companies have been upgraded to comply with these Year 2000 requirements. Otherwise these systems may cause miscalculations that will interfere with business activities or simply fail to work. When we use the terms "Year 2000 Ready" or "Year 2000 Readiness," we mean that customers will not experience any material difference in performance and functionality of our networks as a result of the date being prior to, during or after the Year 2000.

   We began to assess our Year 2000 Readiness in mid-1998. We have completed the identification, necessary modification and testing of all our current systems, which we believe are Year 2000 compliant. This required no significant expense. Because we are a development stage company and do not expect to commence commercial operations until the second quarter of 2001, as of the date of this report, we have not experienced and do not expect any significant operational or financial problems for our company as a result of Year 2000 issues. Our existing technology development contracts require Year 2000 Readiness, and we require Year 2000 Readiness in all new contracts that we enter.

   In addition to our internal review process, we have had communications with certain significant third parties with which we do business to

  .  evaluate their Year 2000 Readiness and state of compliance; and

  . determine the extent to which our systems may be affected if they fail to remediate their own Year 2000 issues.

   To date, we have not identified any system which demonstrates symptoms of not being Year 2000 Ready or for which a suitable alternative cannot be implemented.

Quantitative and Qualitative Disclosures About Market Risk.

   To date, we do not have any derivative financial instruments and do not intend to use derivatives. We invest our cash in short-term commercial paper and investment-grade corporate and government obligations and money market funds. All of our indebtedness was automatically converted into equity upon completion of our initial public offering. As a result, we believe that our exposure to interest rate risk is not material to our results of operations.

              DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

   The following table sets forth information concerning our directors, executive officers and key employees. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected by and serve at the discretion of our board of directors.

          Name            Age                             Position
          ----            ---                             --------
Gary M. Parsons.........   49 Chairman of the Board of Directors
Hugh Panero.............   43 President, Chief Executive Officer and Member, Board of Directors
Nathaniel A. Davis (1)..   46 Member, Board of Directors
Thomas J. Donohue (2)...   61 Member, Board of Directors
Randall T. Mays (1)(2)..   34 Member, Board of Directors
Randy S. Segal (1)......   43 Member, Board of Directors
Jack Shaw (2)...........   61 Member, Board of Directors
Dr. Rajendra Singh (2)..   45 Member, Board of Directors
Ronald L. Zarrella......   50 Member, Board of Directors
Lee Abrams..............   47 Senior Vice President, Chief of Programming
Stephen Cook............   44 Senior Vice President, Sales and Marketing
Steven P. Gavenas.......   44 Senior Vice President, New Business Development
Dr. Stelios Patsiokas...   46 Senior Vice President, Technology
Heinz Stubblefield......   42 Senior Vice President, Chief Financial Officer
Joseph M. Titlebaum.....   36 Senior Vice President, General Counsel and Secretary
John R. Wormington......   55 Senior Vice President, Engineering and Operations

--------
(1)  Member of the audit committee.
(2)  Member of the compensation committee.

   Set forth below are descriptions of the backgrounds and principal occupations of each of our directors and executive officers.

   Gary M. Parsons has served as Chairman of the board of directors since May 1997. Mr. Parsons is Chairman of the board of directors of American Mobile, a position he has held since March 1998. Mr. Parsons joined American Mobile in July 1996 and has also served as its Chief Executive Officer and President. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI. Prior to the recruitment of Hugh Panero, Mr. Parsons served as our Chief Executive Officer.

   Hugh Panero has served as a member of the board of directors and as President and Chief Executive Officer since June 1998. Mr. Panero has over 16 years experience building and managing entertainment distribution services. Most recently, from 1993 to 1998, Mr. Panero served as President and Chief Executive Officer of Request TV, a national pay-per-view network owned by Liberty Media and Twentieth Century Fox. Prior to his employment with Request TV, Mr. Panero spent ten years with Time Warner Cable where he was part of the team which built the cable systems serving parts of Queens and Brooklyn, New York. Mr. Panero held various positions with Time Warner Cable, including Vice President, Marketing.

   Nathaniel A. Davis has served as a member of the board of directors since October 1999. Mr. Davis is President and Chief Operating Officer of Nextlink Communications Inc. From December 1998 to December 1999, he was Executive Vice President of Nextel Communications where he had responsibility for the technical and engineering operations of Nextel's nationwide switching and wireless communications network, billing and information technology systems. From August 1986 through November 1998, Mr. Davis served in a variety of senior engineering and finance roles at MCI, most recently as Senior Vice President and Chief Financial Officer of MCI Telecommunications. Mr. Davis serves on the board of directors and audit committee of Capital Management Corporation.

   Thomas J. Donohue has served as a member of the board of directors since October 1999. Mr. Donohue is President and Chief Executive Officer of the U.S. Chamber of Commerce, the world's largest business federation, and has been active in national policy and non-profit operations for 30 years. From July 1984 through September 1997, Mr. Donohue served as President and Chief Executive Officer of the American Trucking Association. He serves on the board of directors of Union Pacific Corporation, Sunrise Assisted Living Corporation, Marymount University and the Hudson Institute.

   Randall T. Mays has served as a member of the board of directors since July 1999. Mr. Mays is the Executive Vice President and Chief Financial Officer of Clear Channel Communications. Mr. Mays has been associated with Clear Channel since 1993 when he was elected Vice President and Treasurer. Mr. Mays also serves on the board of directors of American Tower Corporation.

   Randy S. Segal has served as a board member since July 1999. Ms. Segal has served as American Mobile's Senior Vice President, General Counsel and Secretary since October 1992. From October 1983 to October 1992, Ms. Segal was associated with the law firm of Debevoise & Plimpton in New York, New York. Prior to joining Debevoise, Ms. Segal clerked for the Honorable Jerre S. Williams of the United States Court of Appeals for the Fifth Circuit, and for the Honorable Edmund L. Palmieri for the United States District Court for the Southern District of New York.

   Jack Shaw has served as a member of the board of directors since May 1997. Mr. Shaw is Corporate Senior Executive Vice President-Enterprise Sector of Hughes Electronics Corporation and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Mr. Shaw is a member of the Hughes Electronics Corporation Executive Committee. Mr. Shaw has been a director of American Mobile since July 1996 and has previously served as Chairman of American Mobile's Board. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987.

   Rajendra Singh has served as a board member since July 1999. Dr. Singh is a member of the board of directors and a co-founder of LCC International. Dr. Singh was President of LCC International from its formation in 1983 until September 1994, was Chief Executive Officer from January 1994 until January 1995, and was Interim President from September 1998 to May 1999. Dr. Singh is Chairman of the Members Committee of Telcom Ventures L.L.C. and a director of Teligent, Inc., a wireless local access provider. He is also a director of Aether Systems, Inc., a provider of wireless services and systems.

   Ronald L. Zarrella has served as a member of the board of directors since July 1999. Mr. Zarrella is an Executive Vice President of General Motors and President of GM North America, a position he has held since October 1998. Mr. Zarrella has been associated with General Motors since 1994 when he was elected Vice President and Group Executive in charge of the North American Vehicle Sales Service and Marketing Group.

   Lee Abrams has served as Senior Vice President, Chief of Programming since June 1998. Mr. Abrams is a prominent radio programmer/consultant with more than 30 years of experience in radio, and since 1970 has been a consultant to a variety of radio stations, networks and record companies. He is credited with many innovations in radio programming, including transforming FM radio, pioneering the album rock format in the 1970s, adult contemporary radio and urban, classic and smooth jazz radio in the 1980s and active rock radio in the 1990s. He most recently has served as a consultant for ABC Radio Networks, Capstar, Thorn-EMI and Sony, among others.

   Stephen Cook has served as Senior Vice President, Sales and Marketing since February 1999. Previously, Mr. Cook was Chief Operating Officer for Conxus Communications, where he successfully launched its portable voice messaging product, Pocketalk, in the top 12 United States markets. From 1990 to 1997, Mr. Cook held key management positions with GTE's cellular operations, including VP of Marketing and President of the Southeast region. Prior to that time, Mr. Cook also spent five years in brand management with Procter & Gamble and has more than 15 years of experience with launching and marketing new consumer products.

   Steven P. Gavenas has served as Senior Vice President, New Business Development since December 1999. Previously, from June 1996 to November 1999, Mr. Gavenas held several positions in WorldSpace International, including VP of Marketing, EVP Corporate Strategy and EVP Commercial Operations. Before joining WorldSpace, from September 1989 to May 1996 Mr. Gavenas was a management consultant with McKinsey and Company, Inc., an international strategy consulting firm.

   Stelios Patsiokas has served as Senior Vice President, Technology since October 1998. Previously, Dr. Patsiokas was with Motorola, Inc., where he served in a variety of consumer electronics design and development roles since 1979. Since 1996, Dr. Patsiokas was Director of Product Development, for Motorola's Messaging Systems Product Group, where he was involved with developing the PageWriter(TM) 2000 two-way messaging device. Dr. Patsiokas holds 24 United States patents.

   Heinz Stubblefield has served as Senior Vice President, Chief Financial Officer since June 1998. Previously, from March 1996 to May 1998, Mr. Stubblefield was Chief Financial Officer for WorldSpace International. Before joining WorldSpace, from February 1993 to February 1996, Mr. Stubblefield was Corporate Controller for Next Software Corporation and, prior to that time, spent several years as divisional CFO for Raychem Corporation's German offices.

   Joseph M. Titlebaum has served as Senior Vice President, General Counsel and Secretary since September 1998. From 1990 to 1998, Mr. Titlebaum was an attorney with the law firm of Cleary, Gottlieb, Steen & Hamilton. With a specialty in telecommunications ventures, Mr. Titlebaum has expertise in structuring, negotiating and implementing corporate finance and mergers and acquisitions transactions.

   John R. Wormington has served as Senior Vice President, Engineering and Operations since September 1998. Mr. Wormington has leadership experience in commercial and governmental development, design and operational deployment of a variety of high technology projects. Mr. Wormington came to our company from Hughes, where since September 1995 he was a senior executive and led the project management team responsible for that company's HS 702 satellite program. During his distinguished military career (retiring as an Air Force Brigadier General in 1995), Mr. Wormington was responsible for a wide range of large government projects requiring technical management and operational leadership skills necessary to meet strict implementation deadlines, including responsibility for conducting all launch and range operations at Cape Canaveral.

Provisions Governing the Board of Directors

   Our board of directors consists of nine members, four of whom are selected by American Mobile, including our Chairman and our President and Chief Executive Officer, and one of whom is selected by each of General Motors, Clear Channel and the TCM Group, which is owned by Columbia Capital, Telcom Ventures and Madison Dearborn Partners. The remaining two are independent directors. One of the independent directors must be approved by American Mobile, and one must be approved by a majority of the interests held by General Motors, Clear Channel and the TCM Group. Following receipt of approval of the FCC to transfer control of the company to a diffuse group of stockholders, our board of directors will consist of nine members: three will be selected by American Mobile, one will be selected by each of General Motors, Clear Channel and the TCM Group, one will be our President and Chief Executive Officer, and the remaining two will be independent directors of recognized industry experience and stature whose nominations must be approved by American Mobile and a majority of the interests held by General Motors, Clear Channel and the TCM Group. General Motors, Clear Channel and the TCM Group also have observation rights at meetings of our board of directors under a shareholders' agreement with us. The foregoing board and observation rights are subject to these entities, as parties to the shareholders' agreement, maintaining their original investment or certain minimum share percentages in us. For additional details regarding the shareholders' agreement, see "Certain Relationships and Related Party Transactions--Shareholders' Agreement."

 Terms of Directors

   All members of the board of directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.

 Board Committees

   The board of directors has established compensation and audit committees. Each committee reports to the board of directors. The compensation committee, currently consisting of Messrs. Singh, Shaw, Donohue and Mays, is responsible for determining and paying compensation, salaries, annual bonuses, stock option grants and benefits to officers, directors and employees. The audit committee, currently consisting of Messrs. Mays and Davis and Ms. Segal, reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters. These matters include the selection of our auditors and review of our accounting books, records and policies.

 Compensation of Directors

   Independent directors (as determined under our shareholders' agreement) receive retainer fees of $2,500 per quarter. In addition, these independent directors receive $2,000 for every meeting attended in person and $500 for every meeting attended telephonically. Independent directors also receive $3,000 per year for each board committee on which they serve. In 1999, we also granted each non-employee director an option to purchase 26,757 shares of our Class A common stock at $9.52 per share. These options are immediately exercisable and have ten-year terms. Mr. Zarrella has elected to forego receipt of these options.

   Chairman of the Board. On July 16, 1999, we issued to Mr. Parsons 14,716 shares of Class A common stock in compensation for his service to us. We will have a right to repurchase these shares for $9.52 per share if Mr. Parsons' service with us ends prior to July 16, 2000. In addition, we granted Mr. Parsons a ten-year option to purchase 267,570 shares of our Class A common stock at an exercise price of $9.52 per share. 160,542 of these shares will vest one year after the grant, and 53,514 shares will vest in each of the two years thereafter. The vesting of 53,514 of the 160,542 shares that vest in the first year and the shares that vest at the end of the second and third years will be subject to the fulfillment of performance criteria.

                             EXECUTIVE COMPENSATION

   The following table sets forth the compensation earned by our named executive officers which include our Chief Executive Officer and all other executive officers whose salary and bonus for the year ended December 31, 1999 exceeded $100,000.

                           Summary Compensation Table

                                                                 Long-Term
                                 Annual Compensation        Compensation Awards
                              --------------------------    -------------------
Name and Principal                                            Class A Shares
Position(s)              Year  Salary   Bonus    Other      Underlying Options
------------------       ---- -------- -------- --------    -------------------
Hugh Panero
 President and Chief
  Executive Officer..... 1998 $163,333 $ 65,333 $293,060(1)       267,570
                         1999  286,533  125,000    1,354          100,000
Lee Abrams
 Senior Vice President,
  Content and
  Programming........... 1998  125,417   27,413   30,989(2)        53,514
                         1999  220,000   56,100   47,900           50,000
Stelios Patsiokas
 Senior Vice President,
  Technology............ 1998   43,077   16,710   59,966(3)        53,514
                         1999  211,700   84,680      213           50,000
Heinz Stubblefield
 Senior Vice President,
  Chief Financial
  Officer............... 1998  116,667   60,000       --           53,514
                         1999  208,000   62,400    1,589           50,000
Stephen Cook
 Senior Vice President,
  Sales and Marketing... 1998       --       --       --               --
                         1999  205,960   70,082   51,927(4)       103,514

--------
(1) Includes a signing bonus of $200,000.
(2) Includes a signing bonus of $28,000.
(3) Includes a signing bonus of $59,966.
(4) Includes a signing bonus of $50,000.

 Employment Agreements

   Hugh Panero is employed as our President, Chief Executive Officer and member of the board of directors for a term of three years under an employment agreement effective June 1, 1998. His employment agreement provides for an annual base salary of $280,000, subject to increase from time to time by the board of directors. Mr. Panero is also eligible for a pro-rata annual bonus to be determined by the board of directors according to Mr. Panero's personal job performance and mutually agreed upon corporate goals and objectives. The bonus target guideline is 40% of Mr. Panero's annual base salary. Under Mr. Panero's employment agreement and pursuant to our shares award plan, we granted to Mr. Panero a 10-year option to purchase 267,570 shares of our Class A common stock at an exercise price of $9.52 per share. This option vests at the rate of

  . 107,028 shares in three equal annual installments beginning on the first anniversary of the grant; and

  . 160,542 shares in three equal annual installments beginning on the first anniversary of the grant based on achievement of performance objectives.

   All options vest in the event of death or involuntary termination within one year of a change of control of our company; otherwise, all non-vested options would be forfeited upon termination of employment. Following termination of employment, vested stock options would cease to be exercisable

  .  immediately, if Mr. Panero is terminated for cause;

  .  three months after termination, in the event of a voluntary termination;

  .  six months, following an involuntary termination; or

  . one year following death, disability, retirement, or in the event of voluntary or involuntary termination within one year following a change of control.

   His employment agreement restricts Mr. Panero from engaging in any business in the United States which resembles or competes with XM Radio for a period of one year following termination of his employment.

   We also have agreements with the following named executive officers:

Name                                         Title                       Effective Date
----                                         -----                      -----------------
Lee Abrams.............. Senior Vice President, Chief of Programming    June 8, 1998
Stephen Cook............ Senior Vice President, Sales and Marketing     February 22, 1999
Stelios Patsiokas....... Senior Vice President, Technology              October 19, 1998
Heinz Stubblefield...... Senior Vice President, Chief Financial Officer June 1, 1998

   Mr. Stubblefield's agreement is for a term of three years, which will automatically renew for a period of an additional two years unless either party gives 60 days notice to the other; Mr. Patsiokas' agreement is for a term of three years; and Mr. Abrams' and Mr. Cook's agreements have no specified term. Each agreement provides that the executive is eligible for an annual bonus to be determined by the board of directors based upon agreed upon performance measures. These amounts are up to 40% of annual base salary for Mr. Patsiokas, up to 35% of annual base salary for Mr. Cook and up to 30% of annual base salary for Messrs. Stubblefield and Abrams. The agreements for Mr. Patsiokas and Mr. Cook provide for severance payment of one year's salary payable in a lump sum upon termination of employment by us other than for cause. The agreement for Mr. Stubblefield provides for severance payment of one year's salary and bonus, plus the pro-rated portion of earned bonus and options scheduled to vest for the current year, payable in a lump sum upon termination of employment by us other than for cause. Under these agreements and the terms of our shares award plan, we have granted to each of Messrs. Abrams, Cook, Patsiokas and Stubblefield a 10-year option to purchase 53,514 shares of Class A common stock at an exercise price of $9.52 per share. Each of these options vests in three equal annual installments beginning on the first anniversary of the grant.

Shares Award Plan

 General

   In 1998, our board of directors adopted a 1998 Shares Award Plan for employees, consultants and non-employee directors. The plan is administered by the board's compensation committee.

   We can grant options, stock appreciation rights, restricted stock or phantom shares under the plan. The aggregate number of shares of our Class A common stock with respect to which awards may be granted under the shares award plan is 2,675,700 shares. We may not grant awards of more than 267,570 shares of our common stock to any participant in any calendar year. Options may be either incentive or non-incentive stock options within the meaning of the Internal Revenue Code. Each option will be exercisable in whole or in installments, as determined at the time of grant. The term of any option granted may not be more than 10 years from the date of grant. Stock appreciation rights may be granted in tandem with another award, in addition to another award or unrelated to any other award. No stock appreciation right may be exercisable until six months after the day of grant. A stock appreciation right entitles the participant to receive the excess of the fair market value of our common stock on the date of the exercise of the stock appreciation right over its grant price.

   If we engage in a corporate transaction, which consists of a merger, a consolidation, a dissolution, a liquidation, or a sale of all or substantially all of our assets, then the holder of an outstanding award will have the right prior to the effective date of the transaction to exercise such awards without regard to any installment provision regarding exercisability. All such awards which are not so exercised will be forfeited as of the effective time of the transaction. If we have had a change of control, each participant will be entitled to receive an equivalent award. An equivalent award is defined as a continuation of the awards, an agreement by the person acquiring us to honor or assume the award, or the substitution of a new award with an inherent value at least equivalent to the original award, and on terms at least as beneficial to the participant as is the original award. If it is not possible to grant such an equivalent award, we may grant a cash equivalent, calculated as described in the shares award plan. If the participant's employment with us is terminated by reason of involuntary termination within one year following the change of control, the equivalent award may be exercised in full beginning on the date of such termination.

 Stock Option Grants

   The following table sets forth information concerning the stock options granted to our named executive officers under the 1998 Shares Award Plan in 1999.

                                        Individual Grants
                         ------------------------------------------------
                         Number of
                           Common   Percent of
                           Shares     Total    Exercise                   Potential Realizable Value
                         Underlying  Options    Price                       at Assumed Annual Rates
                          Options   Granted to   Per                            of Stock Price
          Name            Granted   Employees   Share    Expiration Date  Appreciation for Stock Term
          ----           ---------- ---------- -------- ----------------- ---------------------------
                                                                               5%            10%
                                                                          ---------------------------
Hugh Panero.............  100,000      6.8%     $12.00  October 8, 2009   $    754,674 $    1,912,491
Lee Abrams..............   50,000      3.4       12.00  October 8, 2009        377,337        956,245
Stephen Cook............   53,514      3.6        9.52  February 22, 2009      320,392        811,937
                           50,000      3.4       12.00  October 8, 2009        377,337        956,245
Stelios Patsiokas.......   50,000      3.4       12.00  October 8, 2009        377,337        956,245
Heinz Stubblefield......   50,000      3.4       12.00  October 8, 2009        377,337        956,245

   The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 1999 and the number of shares of Class A common stock subject to exercisable and unexercisable stock options held as of December 31, 1999 by each of our named executive officers. Value at fiscal year end is measured as the difference between the exercise price and the fair market value at close of market on December 31, 1999, which was $38.13.

       Aggregate Option Exercises in 1999 and Values at December 31, 1999

                                                   Number of Securities Underlying
                                                       Unexercised Options at       Value of Unexercised In-the-
                                                          December 31, 1999        Money Options December 31, 1999
                                                   ------------------------------- -------------------------------
                         Number of Shares
                           Acquired on     Value
Name                         Exercise     Realized Exercisable(#) Unexercisable(#) Exercisable($) Unexercisable($)
----                     ---------------- -------- -------------- ---------------- -------------- ----------------
Hugh Panero.............        --           --        89,190         278,380        2,551,280       7,715,060
Lee Abrams..............        --           --        17,838          85,676          510,256       2,326,762
Stephen Cook............        --           --            --         103,514               --       2,837,018
Stelios Patsiokas.......        --           --        17,838          85,676          510,256       2,326,762
Heinz Stubblefield......        --           --        17,838          85,676          510,256       2,326,762

Employee Stock Purchase Plan

   We have an employee stock purchase plan that provides for the issuance of 300,000 shares of Class A common stock. All employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the stock purchase plan, provided that any employee who would own five percent or more of our total combined voting power immediately after an offering date under the plan is not eligible to participate. Eligible employees must authorize us to deduct an amount from their pay during offering periods established by the compensation committee. The purchase price for shares under the plan will be determined by the compensation committee but may not be less than 85% of the lesser of the market price of the common stock on the first or last business day of each offering period.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table and the accompanying notes set forth certain information concerning the beneficial ownership of our Class A common stock by each person who is known by us to own beneficially more than five percent of such stock, each director and each named executive officer, and all directors and executive officers as a group. Except as otherwise indicated, each person listed in the table has informed us that such person has sole voting and investment power with respect to such person's shares of common stock and record and beneficial ownership with respect to such person's shares of common stock.

   As of February 15, 2000, there were 30,835,333 shares of Class A common stock outstanding, and 17,872,176 shares of Class B common stock outstanding, of which 16,557,262 shares were owned by American Mobile, and 1,314,914 shares were owned by Baron Asset Fund. Baron has agreed to convert all of its shares of Class B common stock into shares of Class A common stock before the closing of this offering. Also, as of February 15, 2000, there were 10,786,504 shares of Series A convertible preferred stock outstanding, all of which was owned between General Motors and DIRECTV. The Class B common stock and the Series A convertible preferred stock are convertible into Class A common stock on a one-for-one basis. Class B common stock is entitled to three votes for each share. Share ownership in the table below includes shares we may issue if certain stockholders exercise outstanding options within 60 days after February 15, 2000.

                                             Number of
                                           Class A Shares   Percentage of Total
 Name and Address of Beneficial Owner    Beneficially Owned   Class A Shares
 ------------------------------------    ------------------ -------------------
Beneficial Owners of More Than 5%:
American Mobile Satellite Corporation..      16,757,262(1)         35.4%
10802 Parkridge Boulevard
Reston, VA 20191-5416
General Motors Corporation.............      11,106,504(2)         26.7%
100 Renaissance Center
3031 West Grand Boulevard
PO Box 100
Detroit, MI 48265-1000
DIRECTV Enterprises, Inc...............       5,553,252(3)         15.3%
2230 E. Imperial Highway
El Segundo, CA 90245
Clear Channel Investments, Inc.........       8,329,877            27.0%
200 Concord Plaza, Suite 600
San Antonio, TX 78216
Columbia XM Radio Partners, L.L.C......       2,776,626             9.0%
201 N. Union Street, Suite 300
Alexandria, VA 22314
Telcom-XM Investors, L.L.C.............       2,776,626(4)          9.0%
211 North Union Street, Suite 300
Alexandria, VA 22314
Madison Dearborn Capital Partners III,
 L.P...................................       2,702,222             8.8%
Madison Dearborn Special Equity III,
 L.P...................................          58,225               *
Special Advisors Fund I, LLC...........          16,179               *
3 First National Plaza, Suite 3800
Chicago, IL 60602

                                             Number of
                                           Class A Shares   Percentage of Total
 Name and Address of Beneficial Owner    Beneficially Owned   Class A Shares
 ------------------------------------    ------------------ -------------------
Directors and Named Executive Officers
Gary M. Parsons........................        24,716(5)              *
Hugh Panero............................        89,190(6)              *
Randall T. Mays........................        26,757                 *
Randy S. Segal.........................        26,757                 *
Jack Shaw..............................        26,757                 *
Rajendra Singh.........................        26,757(4)              *
Ronald L. Zarrella.....................            --                 *
Nathaniel Davis........................        26,757                 *
Thomas R. Donohue......................        26,757                 *
Lee Abrams.............................        17,838(7)              *
Stephen Cook...........................         2,000(8)              *
Stelios Patsiokas......................        17,838(7)              *
Heinz Stubblefield.....................        17,838(7)              *
All directors and executive officers as
 a group (16 persons)..................       366,438(9)            1.2%

--------
 *  Less than 1%.
(1) Includes 16,557,262 shares issuable upon conversion of Class B common stock. On January 18, 2000, an exchangeable note issued by American Mobile to Baron Asset Fund was exchanged for 1,314,914 shares of Class B common stock, which shares are owned by Baron Asset Fund as of the date of this prospectus. Baron has agreed to convert these shares into shares of Class A common stock before the closing of this offering.
(2) Includes 11,106,504 shares issuable upon conversion of Series A convertible preferred stock, 5,553,252 of which are owned by DIRECTV.
(3) Includes 5,553,252 shares issuable upon conversion of Series A convertible preferred stock.
(4) Rajendra Singh, a member of our board of directors, indirectly owns a controlling interest in Telcom-XM Investors, L.L.C. Dr. Singh disclaims beneficial ownership of the shares of Class A common stock beneficially owned by Telcom-XM Investors, L.L.C.
(5) Does not include 267,570 shares issuable upon exercise of options which are not exercisable within 60 days. A trust for the benefit of Mr. Parsons' minor children has acquired a minority membership interest in each of Columbia XM Radio Partners, L.L.C. and Telcom-XM Investors, L.L.C. and a minority participatory interest in each of Madison Dearborn Capital Partners III, L.P. and Madison Dearborn Special Equity III, L.P. Mr. Parsons disclaims beneficial ownership of these interests.
(6) Does not include 278,384 shares issuable upon exercise of options which are not exercisable within 60 days. Mr. Panero has acquired a minority membership interest in Telcom-XM Investors, L.L.C.
(7) Does not include 85,665 shares issuable upon exercise of options which are not exercisable within 60 days.
(8) Does not include 103,514 shares issuable upon exercise of options which are not exercisable within 60 days.
(9) Does not include 1,131,344 shares issuable upon exercise of options which are not exercisable within 60 days.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Contracts with Hughes

   Our Satellite Purchase Contract for In-Orbit Delivery, dated March 20, 1998, and amended and restated on July 21, 1999, with Hughes Space and Communications calls for Hughes to deliver

  .  in-orbit, two high-power satellites;

  .  an optional ground spare satellite upon exercise of XM Radio's option;
     and

  .  satellite launch services.

   We expect to incur total payment obligations under this contract of approximately $541.3 million, which includes amounts we expect to pay pursuant to the exercise of the option to build the ground spare satellite and certain financing costs and in-orbit incentive payments. Payments are to be made to Hughes upon certain calendar dates and completion of discrete milestones and other events. As of December 31, 1999, we have paid $183.9 million under this contract.

   We have granted Hughes a first priority security interest in any rights we may have in Hughes' work product under the satellite contract to secure our payment obligations to Hughes under the contract. This security interest will be released once we have made substantial pre-arranged payments to Hughes under our satellite contract or, if earlier, upon the launch of the satellites.

   We may, subject to certain conditions, terminate the satellite contract at our convenience, in which case Hughes will be entitled to certain payments. We may also terminate the satellite contract for certain events of default by Hughes or in case it becomes reasonably certain that the total amount of excusable delay in Hughes' performance under the satellite contract caused by events beyond Hughes' control, excluding delays we caused, will exceed 485 calendar days.

   The first satellite is to be delivered to us in orbit by December 31, 2000, the second by April 11, 2001. The scheduled launch period for the first satellite is the period from November 1, 2000 through February 1, 2001. The scheduled launch period for the second satellite is the period from February 15, 2001 through May 15, 2001. If there is a delay of more than six months in the launch of either the first or second satellite, we would be able to select an alternative launch system from within or outside of Hughes' inventory of launch vehicles, subject to certain payment conditions set forth in the satellite contract.

   For each satellite, title will transfer to us after Hughes successfully completes certain tests and analyses on each satellite upon arrival at its specified orbital location. If Hughes fails to deliver either satellite on or before the fiftieth day following its delivery date, then Hughes must pay us liquidated damages which accrue on a daily basis. The total aggregate amount of liquidated damages for failure to meet the delivery dates of both satellites is limited to $16 million. These liquidated damages are in addition to other limited liquidated damages for delay in the launch of the satellites. We would have no other damages or remedies for late delivery of a satellite. If, on the other hand, Hughes launches both satellites on or before December 31, 2000, we will pay Hughes $6 million in addition to the contract price.

   We have entered into a contract with Hughes Electronics Corporation for the design, development and manufacture of the terrestrial repeaters, which will supplement our high-powered satellite signals. Production of the repeaters is expected to begin in July 2000 and be completed in February 2001. Payments under this contract are expected to be approximately $128.0 million. As of December 31, 1999, we have paid $3.5 million under this contract.

   The contract provides that we may reduce the number of repeaters ordered under the contract to a specified minimum order or terminate the terrestrial repeater contract altogether, in which case we are required to pay certain amounts to Hughes Electronics depending on the date of the reduction or termination and other factors. We have agreed to make certain incentive payments to Hughes Electronics for timely delivery of the terrestrial repeaters. In the event of late delivery of the terrestrial repeaters, we are entitled to specified liquidated damages. In certain events of default by Hughes Electronics, we may terminate the contract and would be entitled to have the work completed by a third party plus certain costs resulting from the termination.

   Hughes Space and Communications is owned by Hughes Electronics Corporation. On January 13, 2000, Hughes Electronics announced its intention to sell Hughes Space and Communications to Boeing. We believe this sale, if consummated, would not have any material effect on us. American Mobile, whose single largest stockholder on a fully diluted basis is Hughes Communications, owns approximately 26% of the outstanding shares of our common stock, or 33% assuming no conversion of preferred stock. General Motors, which owns Hughes Electronics and with whom we have a distribution agreement as described below, owns a 9% equity interest in our company and an additional 9% equity interest in our company is held by DIRECTV, a direct subsidiary of Hughes Electronics and an indirect subsidiary of General Motors.

Distribution Agreement with General Motors and OnStar

   We have signed a long-term distribution agreement with the OnStar division of General Motors providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which expires 12 years from the commencement date of our commercial operations, General Motors has agreed to distribute our service to the exclusion of other satellite digital radio services that broadcast in the S-Band. General Motors will factory-install XM radios, purchased exclusively from our authorized manufacturers, in certain new General Motors vehicles and not install any radios which receive Sirius Satellite Radio as the only satellite radio service. We will have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States.

   We have agreed, for a nine-month period beginning on July 1, 2001, that General Motors shall be the exclusive vehicle manufacturer in whose new vehicles we will activate the XM Radio service. If, however, we cannot install XM radios prior to January 1, 2002, then this exclusivity arrangement will apply for a six-month period beginning on the later of July 1, 2002 or the date we commence full commercial operations. In addition, we have significant annual, fixed payment obligations to General Motors for four years following commencement of commercial operation. These payments approximate $35 million in the aggregate during this period. Additional annual fixed payment obligations beyond the initial four years of the contract term range from less than $35 million to approximately $130 million through 2009, aggregating approximately $400 million. In order to encourage the broad installation of XM radios, we have agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service within 12 months of purchasing a General Motors vehicle equipped with an XM radio. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios. We will also make available to General Motors a limited amount of bandwidth for audio and/or data transmission by General Motors to owners of General Motors vehicles equipped with XM radios.

   This agreement is subject to renegotiation if four years after the commencement of commercial operations and at two-year intervals thereafter General Motors does not achieve and maintain specified installation levels, starting with 1.24 million units after four years and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to our share of the satellite digital radio market. There can be no assurance as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, four years after we commence commercial operations and at two-year intervals thereafter, our mobile aftermarket share falls below 40% if there are two satellite radio providers in the United States, or below 33% if there are three satellite radio providers in the United States.

   In February 2000, we signed an agreement with Sirius Radio to develop a unified standard for satellite radios, which will facilitate the ability of consumers to purchase one radio capable of receiving both our and Sirius Radio's services. In accordance with the terms of the agreement, we expect to work with General Motors to integrate the new standard under the terms of our distribution agreement with General Motors. Our agreement with General Motors provides that if General Motors elects to install radios which are capable of receiving broadcasts from other satellite radio providers, in the absence of any regulatory requirements to do so, we may seek to renegotiate the distribution agreement. If the FCC requires the installation of interoperable radios, we will renegotiate the distribution agreement on mutually acceptable terms.

Engineering Contract with LCC International

   We have signed a contract with LCC International for the engineering of and site preparation of our terrestrial repeater network. The repeater network will supplement our high-powered satellite signals. Payments by XM Radio under this contract are expected to approximate $115.0 million. This contract does not include the repeater hardware, which will be supplied by a separate vendor. As of December 31, 1999, we have paid $6.6 million under this contract.

   The contract designates LCC International as the prime contractor for the implementation of our terrestrial repeater sites. Under this contract, LCC International will perform various services, including program management, radio frequency engineering, site acquisition, architectural and engineering design, zoning, regulatory services, network management testing and construction and interim system maintenance. The initial site planning is now complete for 70 cities and metropolitan areas and implementation work is continuing.

   The design of our terrestrial repeater system will be guided by a radio frequency analysis technique newly developed by LCC International. This technique uses analysis of the satellite footprint to discover areas likely to have impaired reception of XM Radio through technology similar to that used in certain cellular telephone systems.

   Dr. Rajendra Singh, a member of our board of directors and a member of the board of directors of LCC International, controls the largest shareholder of both LCC International and one of our principal stockholders, Telcom-XM Investors L.L.C. See "Security Ownership; Certain Beneficial Owners and Management."

Technology License Agreement with American Mobile

   American Mobile has granted us a royalty-free license with respect to certain technology to be used in connection with the implementation of the XM Radio system, including, among other things, certain ground segment communications technology and antenna technology. We also have the right to sublicense this technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system.

   Under cross-license provisions in the license, if we obtain from any third party the right to use any technology which could be used to develop, implement and commercialize a satellite radio system for transmission in the United States, we will make all reasonable efforts to obtain for American Mobile the right to use such technology. We have granted to American Mobile a royalty-free, non-exclusive and irrevocable license to any and all technology and improvements we develop relating to the XM Radio system. This cross-license is for use and sublicensing worldwide outside the United States and its territories, or inside the United States and its territories only in connection with American Mobile's mobile satellite business in the United States and other than in connection with any satellite radio system.

   The technology license renews automatically on an annual basis unless terminated for a breach which has not been or cannot be remedied.

Technical Services Agreement with American Mobile

   We have a technical services agreement with American Mobile under which American Mobile provides us with certain technical, engineering, marketing and strategic planning services. We pay American Mobile at specified hourly rates, which we believe approximate rates available from unrelated parties. On or after our commencement of commercial operations, American Mobile or we may terminate the technical services agreement at any time.

Other Transactions with American Mobile

   In 1997, American Mobile contributed $143,000 for us to establish our original application for the FCC license. Also in 1997, we received $1.5 million as a capital contribution from American Mobile. During 1998, American Mobile incurred general and administrative costs and professional fees for us and established an intercompany balance of $458,000. During June 1999, American Mobile provided us a line of credit under which we drew $250,000. This was repaid, and the line of credit terminated, in July 1999.

Registration Rights Agreement

   We have a registration rights agreement with American Mobile, Baron Asset Fund and the former holders of our Series A subordinated convertible notes. Commencing July 7, 2000, each of these parties is entitled to demand registration with respect to its Class A common stock, including shares issuable upon conversion of other securities. American Mobile is entitled to make two demands. These rights are subject to our right to defer the timing of a demand registration and an underwriters' right to cut back shares in an underwritten offering. In certain instances if a demand registration is cut back by more than 75% of the number of shares originally requested to be registered, then the party requesting registration shall be entitled to one additional demand registration request.

   In addition to these demand rights, following our commencement of commercial operation, parties to the registration rights agreement may request registration of at least $25.0 million of Class A common stock.

   Parties to the registration rights agreement also have rights to include their Class A common stock in registered offerings initiated by us, other than an offering for high yield debt.

Shareholders' Agreement

   We have entered into a shareholders' agreement with American Mobile, Baron Asset Fund and the former holders of our subordinated convertible notes, containing, among others, the provisions described below.

 Conversion of Shares of Class B Common Stock to Class A Common Stock

   Our Class B common stock is convertible into our Class A common stock, on a one-for-one basis, following this offering at any time at the holder's discretion. In addition, under the shareholders' agreement, following this offering, the holders of a majority of our outstanding Class A common stock, which must include at least 20% of the public holders of the Class A common stock, may require conversion of the Class B common stock held by American Mobile. This conversion will not be effected, however, if the FCC does not approve the transfer of control of XM Radio from American Mobile to a diffuse group of stockholders.

 Restrictions on Transfer of Shares of Our Securities

   Except for affiliated transactions, American Mobile will not be permitted to transfer any of our securities until the earlier of the date on which we begin commercial operations or one year after October 8, 1999, which was the date of the closing of our initial public offering. Shares of Class B common stock, which are currently owned by American Mobile and Baron Asset Fund, are transferable only upon conversion into shares of Class A common stock. Baron has agreed to convert all of its shares of Class B common stock into shares of Class A common stock before the closing of the units offering.

 Non-Competition

   American Mobile has agreed not to compete with XM Radio in the satellite radio business in the United States for so long as American Mobile holds 5% of our common stock and for a period of three years following any transfer which results in American Mobile owning less than 5% of our common stock.

 Governance

   The parties to the agreement are entitled to designate directors to our board of directors and to observe meetings of the board of directors. We have described these provisions previously under the caption "Management--Provisions Governing the Board of Directors." In addition, the parties have agreed to take all necessary actions to give effect to the agreement including to prevent any conflict between the agreement and our governing instruments.

Investor Operational Agreements

   We have agreements with Clear Channel, DIRECTV and the TCM Group, which is owned by Columbia Capital, Telcom Ventures and Madison Dearborn Partners, under which we will make available to them up to 406.6 kilobits per second, 204.8 kilobits per second, and 64.0 kilobits per second each, respectively, of our bandwidth, for them to supply programming to us with content reasonably acceptable to us, on terms (including revenue sharing) no less favorable than those offered to similar commercial programmers who provide similar programming. Until these options are exercised and this bandwidth is actually used by them, we can use the bandwidth. Any use of our bandwidth by these companies must be in compliance with applicable laws, must not interfere with our business or our obligations to other content providers, and must meet our quality standards.

   The agreements call for us to have a technology advisory committee on which Clear Channel, DIRECTV and the TCM Group have representatives. The committee will direct the selection of appropriate billing, customer service and conditional access systems for us, as well as our overall system integration effort. We have granted to Clear Channel, DIRECTV, and TCM Group under these agreements a royalty-free, non-transferable, non-exclusive license to use, sell, manufacture and have manufactured any and all technology we develop relating to the XM Radio system worldwide for any purpose other than one related to digital audio radio service.

   We have entered into a technical services agreement with DIRECTV with respect to customer service, billing and conditional access capabilities, and we will use DIRECTV's customer service, billing and conditional access capabilities if made available to us on competitive terms and conditions. DIRECTV is to make good faith efforts to represent us in obtaining distribution of XM Radio service through DIRECTV's existing retail distribution network. We will provide Clear Channel and DIRECTV with access to our advertising at the lowest available commercial rates. Clear Channel must make good faith efforts to give us access to its advertising at the lowest available commercial rates.

   The agreements provide for further good faith negotiations with respect to other arrangements, including advertising barter arrangements, marketing of XM Radio service by Clear Channel and DIRECTV, and technology cooperation.

   These agreements remain in effect so long as Clear Channel, DIRECTV, and Columbia Capital, Telcom Ventures and Madison Dearborn Partners hold at least 5% of our fully diluted ownership or the full amount of their original investments in us.

Advertising Representation Agreement

   We have entered into an advertising sales representation agreement with Premiere Radio Networks, a subsidiary of Clear Channel. Premiere will serve as our advertising sales representative and will receive commissions at agreed rates.

July 1999 Transactions

   We engaged in a series of transactions in July 1999 in which WorldSpace ceased to be an owner of XM Radio, American Mobile became the owner of the securities previously held by WorldSpace, and several of the transactions and agreements described above were entered into. These transactions are described under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Sources of Funds" and in the notes to our Unaudited Condensed Consolidated Financial Statements.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Historical Consolidated Financial Statements

   Historical consolidated financial statements of XM Satellite Radio Holdings Inc. and Subsidiaries are set forth beginning on page F-1 of this report on Form 8-K.

(b) Exhibits

   The following documents are filed as exhibits to this report:

  23.1  Consent of KPMG LLP.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          XM Satellite Radio Holdings Inc.

   Date: February 25, 2000                    /s/ Joseph M. Titlebaum
                                          By:
                                             Joseph M. Titlebaum
                                             Senior Vice President, General
                                             Counsel and Secretary

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................................ F-2

Consolidated Balance Sheets................................................. F-3

Consolidated Statements of Operations....................................... F-4

Consolidated Statements of Stockholders' Equity (Deficit)................... F-5

Consolidated Statements of Cash Flows....................................... F-6

Notes to Consolidated Financial Statements.................................. F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
XM Satellite Radio Holdings Inc. and Subsidiaries:

   We have audited the accompanying consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiaries (a development stage company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999, and for the period from December 15, 1992 (date of inception) to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of XM Satellite Radio Holdings Inc. and subsidiaries (a development stage company) as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 and for the period from December 15, 1992 (date of inception) to December 31, 1999, in conformity with generally accepted accounting principles.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 11 to the consolidated financial statements, the Company has not commenced operations and is dependent upon additional debt or equity financing, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                             /s/ KPMG LLP

McLean, VA
February 16, 2000

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1999

                                                             1998       1999
                                                          ---------- ----------
                                                          (in thousands, except
                                                               share data)
                         ASSETS
Current assets:
  Cash and cash equivalents.............................. $      310 $   50,698
  Short-term investments.................................         --     69,472
  Prepaid and other current assets.......................        172      1,077
                                                          ---------- ----------
    Total current assets.................................        482    121,247
Other assets:
  System under construction..............................    169,029    362,358
  Property and equipment, net of accumulated depreciation
   and amortization of $57 and $347......................        449      2,551
  Goodwill and intangibles, net of accumulated
   amortization of $0 and $1,220.........................         --     25,380
  Other assets...........................................        525      3,653
                                                          ---------- ----------
    Total assets......................................... $  170,485 $  515,189
                                                          ---------- ----------

      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......................................... $ 23,125  $ 23,338
  Accrued expenses.........................................      444     1,514
  Due to related parties...................................   13,767        62
  Accrued interest on loans payable........................    1,907        --
  Loans payable due to related parties.....................   91,546        --
  Royalty payable..........................................       --     1,646
  Term loan................................................       34        --
                                                            --------  --------
    Total current liabilities..............................  130,823    26,560
Term loan, net of current portion..........................       53        --
Subordinated convertible notes payable due to related
 party.....................................................   45,583        --
Accrued interest on subordinated convertible notes payable
 due to related party......................................    1,209        --
Royalty payable, net of current portion....................       --     3,400
Capital lease, net of current portion......................       --       212
                                                            --------  --------
    Total liabilities......................................  177,668    30,172
                                                            --------  --------
Stockholders' equity (deficit):
  Preferred stock, par value $0.01; 60,000,000 shares
   authorized, 15,000,000 shares designated Series A, no
   shares and 10,786,504 issued and outstanding at December
   31, 1998 and 1999.......................................       --       108
  Class A common stock, par value $0.01; 180,000,000 shares
   authorized, no and 26,465,333 shares issued and
   outstanding at December 31, 1998 and 1999...............       --       265
  Class B common stock, par value $0.01; 30,000,000 shares
   authorized, 125 (6,689,250 post split) and 17,872,176
   shares issued and outstanding at........................       --       179
  December 31, 1998 and 1999
   Class C common stock, par value $0.01; 30,000,000 shares
    authorized, no shares issued and outstanding at
    December 31, 1998 and 1999.............................       --        --
  Additional paid-in capital...............................   10,643   539,187
  Deficit accumulated during development stage.............  (17,826)  (54,722)
                                                            --------  --------
    Total stockholders' equity (deficit)...................   (7,183)  485,017
                                                            --------  --------
Commitments and contingencies (notes 11 and 12)
    Total liabilities and stockholders' equity (deficit)... $170,485  $515,189
                                                            ========  ========

          See accompanying notes to consolidated financial statements.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
     Years ended December 31, 1997, 1998 and 1999, and for the period from December 15, 1992 (date of inception) to December 31, 1999

                                                             December 15, 1992
                                                            (date of inception)
                           1997       1998        1999      to December 31, 1999
                         ---------  ---------  -----------  --------------------
                                  (in thousands, except share data)
Revenue................. $     --   $     --   $       --         $    --
                         ---------  ---------  -----------        --------
Operating expenses:
  Research and
   development..........       --       6,941        4,274          11,215
  Professional fees.....     1,090      5,242        9,969          16,301
  General and
   administrative.......        20      4,010       16,448          20,478
                         ---------  ---------  -----------        --------
    Total operating
     expenses...........     1,110     16,193       30,691          47,994
                         ---------  ---------  -----------        --------
    Operating loss......    (1,110)   (16,193)     (30,691)        (47,994)
Other income (expense):
  Interest income.......       --          26        2,916           2,942
  Interest expense......      (549)       --        (9,121)         (9,670)
                         ---------  ---------  -----------        --------
    Net loss............ $  (1,659) $ (16,167) $   (36,896)       $(54,722)
                         =========  =========  ===========        ========
Net loss per share:
  Basic and diluted..... $   (0.26) $   (2.42) $     (2.40)
                         =========  =========  ===========
Weighted average shares
 used in computing net
 loss per share-basic
 and diluted............ 6,368,166  6,689,250  $15,344,102
                         =========  =========  ===========


          See accompanying notes to consolidated financial statements.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
     Years ended December 31, 1997, 1998 and 1999, and for the period from December 15, 1992 (date of inception) to December 31, 1999

                                                                                                   Deficit
                      Series A           Class A           Class B         Class C               Accumulated
                   Preferred Stock    Common Stock      Common Stock    Common Stock  Additional   During         Total
                  ----------------- ----------------- ----------------- -------------  Paid-in   Development  Stockholders'
                    Shares   Amount   Shares   Amount   Shares   Amount Shares Amount  Capital      Stage    Equity (Deficit)
                  ---------- ------ ---------- ------ ---------- ------ ------ ------ ---------- ----------- ----------------
                                                       (in thousands, except share data)
Issuance of
common stock
(December 15,
1992)...........          --  $ --          --  $ --         100  $ --    --    $--    $     --   $     --       $     --
                  ----------  ----  ----------  ----  ----------  ----   ---    ---    --------   --------       --------
Balance at
December 31,
1992............          --    --          --    --         100    --    --     --          --         --             --
Net loss........          --    --          --    --          --    --    --     --          --         --             --
                  ----------  ----  ----------  ----  ----------  ----   ---    ---    --------   --------       --------
Balance at
December 31,
1993............          --    --          --    --         100    --    --     --          --         --             --
Net loss........          --    --          --    --          --    --    --     --          --         --             --
                  ----------  ----  ----------  ----  ----------  ----   ---    ---    --------   --------       --------
Balance at
December 31,
1994............          --    --          --    --         100    --    --     --          --         --             --
Net loss........          --    --          --    --          --    --    --     --          --         --             --
                  ----------  ----  ----------  ----  ----------  ----   ---    ---    --------   --------       --------
Balance at
December 31,
1995............          --    --          --    --         100    --    --     --          --         --             --
Net loss........          --    --          --    --          --    --    --     --          --         --             --
                  ----------  ----  ----------  ----  ----------  ----   ---    ---    --------   --------       --------
Balance at
December 31,
1996............          --    --          --    --         100    --    --     --          --         --             --
Contributions to
paid-in
capital.........          --    --          --    --          --    --    --     --         143         --            143
Issuance of
common stock and
capital
contributions...          --    --          --    --          25    --    --     --       9,000         --          9,000
Issuance of
options.........          --    --          --    --          --    --    --     --       1,500         --          1,500
Net loss........          --    --          --    --          --    --    --     --          --     (1,659)        (1,659)
                  ----------  ----  ----------  ----  ----------  ----   ---    ---    --------   --------       --------
Balance at
December 31,
1997............          --    --          --    --         125    --    --     --      10,643     (1,659)         8,984
Net loss........          --    --          --    --          --    --    --     --          --    (16,167)       (16,167)
                  ----------  ----  ----------  ----  ----------  ----   ---    ---    --------   --------       --------
Balance at
December 31,
1998............          --    --          --    --         125    --    --     --      10,643    (17,826)        (7,183)
53,514-for-one
stock split.....          --    --          --    --   6,689,125    67    --     --         (67)        --             --
Initial public
offering........          --    --  10,241,000   102          --    --    --     --     114,032         --        114,134
Conversion of
Series A
convertible
debt............  10,786,504   108  16,179,755   162          --    --    --     --     246,079         --        246,349
Conversion of
subordinated
convertible
notes payable to
related party...          --    --          --    --  11,182,926   112    --     --     106,843         --        106,955
Issuance of
shares to key
executive.......          --    --      14,716    --          --    --    --     --         140         --            140
Issuance of
shares through
exercise of
stock options...          --    --       1,071    --          --    --    --     --          10         --             10
Issuance of
shares through
the employee
stock purchase
plan............          --    --      28,791     1          --    --    --     --         293         --            294
Increase in FCC
license,
goodwill and
intangibles from
WorldSpace
Transaction.....          --    --          --    --          --    --    --     --      51,624         --         51,624
Charge for
beneficial
conversion
feature of note
issued to
Parent..........          --    --          --    --          --    --    --     --       5,520         --          5,520
Non-cash stock
compensation....          --    --          --    --          --    --    --     --       4,070         --          4,070
Net loss........          --    --          --    --          --    --    --     --          --    (36,896)       (36,896)
                  ----------  ----  ----------  ----  ----------  ----   ---    ---    --------   --------       --------
Balance at
December 31,
1999............  10,786,504  $108  26,465,333  $265  17,872,176  $179    --    $--    $539,187   $(54,722)      $485,017
                  ==========  ====  ==========  ====  ==========  ====   ===    ===    ========   ========       ========

         See accompanying notes to consolidated financial statements.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     Years ended December 31, 1997, 1998 and 1999, and for the period from December 15, 1992 (date of inception) to December 31, 1999

                                                              December 15, 1992
                                                                  (date of
                                                                inception) to
                                 1997      1998      1999     December 31, 1999
                               --------  --------  ---------  -----------------
                                              (in thousands)
Cash flows from operating
 activities:
 Net loss..................... $ (1,659) $(16,167) $ (36,896)     $ (54,722)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation and
   amortization...............       33        57      1,987          2,077
  Non-cash stock
   compensation...............       --        --      4,210          4,210
  Non-cash charge for
   beneficial conversion
   feature of note issued to
   Parent.....................       --        --      5,520          5,520
  Changes in operating assets
   and liabilities:
   Increase in prepaid and
    other current assets......       --      (212)      (905)        (1,117)
   Decrease in other assets...       --        --         43             43
   Increase in accounts
    payable and accrued
    expenses..................       --     1,701      7,519          9,220
   Increase (decrease) in
    amounts due to related
    parties...................      445    13,322     (1,316)        12,451
   Increase (decrease) in
    accrued interest..........      517        (2)     3,053          3,568
                               --------  --------  ---------      ---------
    Net cash used in operating
     activities...............     (664)   (1,301)   (16,785)       (18,750)
                               --------  --------  ---------      ---------
Cash flows from investing
 activities:
 Purchase of property and
  equipment...................       --      (506)    (2,008)        (2,514)
 Additions to system under
  construction................  (90,031)  (43,406)  (159,510)      (292,947)
 Purchase of short-term
  investments.................       --        --    (69,472)       (69,472)
 Other investing activities...       --        --     (3,422)        (3,422)
                               --------  --------  ---------      ---------
    Net cash used in investing
     activities...............  (90,031)  (43,912)  (234,412)      (368,355)
                               --------  --------  ---------      ---------
Cash flows from financing
 activities:
 Proceeds from sale of common
  stock and capital
  contribution................    9,143        --    114,428        123,571
 Proceeds from issuance of
  loan payable to related
  party.......................   80,053       337         --         80,390
 Proceeds from issuance of
  options.....................    1,500        --         --          1,500
 Proceeds from issuance of
  subordinated convertible
  notes to related parties....       --    45,583     22,966         68,549
 Proceeds from issuance of
  convertible notes...........       --        --    250,000        250,000
 Repayment of loan payable....       --        --    (75,000)       (75,000)
 Payments for deferred
  financing costs.............       --      (393)   (10,725)       (11,118)
 Other investing activities...       --        (5)       (84)           (89)
                               --------  --------  ---------      ---------
    Net cash provided by
     financing activities.....   90,696    45,522    301,585        437,803
                               --------  --------  ---------      ---------
Net increase in cash and cash
 equivalents..................        1       309     50,388         50,698
Cash and cash equivalents at
 beginning of period..........       --         1        310             --
                               --------  --------  ---------      ---------
Cash and cash equivalents at
 end of period................ $      1  $    310  $  50,698      $  50,698
                               ========  ========  =========      =========

                                                                     (Continued)

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

               CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)
     Years ended December 31, 1997, 1998 and 1999, and for the period from December 15, 1992 (date of inception) to December 31, 1999

                                                              December 15, 1992
                                                                  (date of
                                                                inception) to
                                       1997   1998     1999   December 31, 1999
                                      ------ ------- -------- -----------------
                                                   (in thousands)
Supplemental cash flow disclosure:
 Increase in FCC license, goodwill
  and intangibles from WorldSpace
  Transaction........................ $   -- $    -- $ 51,624     $ 51,624
 Liabilities exchanged for new
  convertible note to Parent.........     --      --   81,676       81,676
 Non-cash interest capitalized.......  1,901  11,824   15,162       28,887
 Interest converted into principal
  note balance.......................    501   9,157    4,601       14,259
 Accrued expenses transferred to loan
  balance............................     --      --    7,405        7,405
 Accrued system milestone payments...     --  21,867   15,500       15,500
 Property acquired through capital
  leases.............................     --      --      470          470
 Conversion of debt to equity........     --      --  353,315      353,315


          See accompanying notes to consolidated financial statements.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from December 15, 1992 (date of inception) to December 31, 1999

(1) Summary of Significant Accounting Policies and Practices

 (a) Nature of Business

   XM Satellite Radio Inc. ("XMSR"), formerly American Mobile Radio Corporation, was incorporated on December 15, 1992 in the State of Delaware as a wholly owned subsidiary of American Mobile Satellite Corporation ("AMSC" or "Parent") for the purpose of procuring a digital audio radio service ("DARS") license. Business activity for the period from December 15, 1992 through December 31, 1996 was insignificant. Pursuant to various financing agreements entered into in 1997 between AMSC, XMSR and WorldSpace, Inc. ("WSI"), WSI acquired a 20 percent interest in XMSR.

   On May 16, 1997, AMSC and WSI formed XM Satellite Radio Holdings Inc. (the "Company"), formerly AMRC Holdings Inc., as a holding company for XMSR in connection with the construction, launch and operation of a domestic communications satellite system for the provision of DARS. AMSC and WSI exchanged their respective interests in XMSR for equivalent interests in the Company, which had no assets, liabilities or operations prior to the transaction.

   On July 7, 1999, AMSC acquired WSI's 20 percent interest in the Company, which is discussed in note 4.

 (b) Principles of Consolidation and Basis of Presentation

   The consolidated financial statements include the accounts of XM Satellite Radio Holdings Inc. and its subsidiaries, XM Satellite Radio Inc. and XM Radio Inc. All significant intercompany transactions and accounts have been eliminated. The Company's management has devoted substantially all of its time to the planning and organization of the Company, obtaining its DARS license, and to the process of addressing regulatory matters, initiating research and development programs, conducting market research, initiating construction of the satellite system, securing content providers, and securing adequate debt and equity capital for anticipated operations and growth. The Company has not generated any revenues and planned principal operations have not commenced. Accordingly, the Company's financial statements are presented as those of a development stage enterprise, as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting by Development Stage Enterprises.

   As discussed in Note 6, on September 9, 1999, the Company effected a 53,514-for-1 stock split. The effect of the stock split has been reflected as of December 31, 1999 in the consolidated balance sheet and consolidated statement of stockholders' equity (deficit); however, the activity in prior periods was not restated in those statements. All references to the number of common shares and per share amounts in the consolidated financial statements and notes thereto have been restated to reflect the effect of the split for all periods presented.

 (c) Cash and Cash Equivalents

   The Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company had the following cash and cash equivalents balances (in thousands):

                                                                    December 31,
                                                                    ------------
                                                                    1998  1999
                                                                    ---- -------
      Cash on deposit.............................................. $ 28 $    66
      Money market funds...........................................  282  10,620
      Commercial paper.............................................  --   40,012
                                                                    ---- -------
                                                                    $310 $50,698
                                                                    ==== =======

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999

 (d) Short-term Investments

   The Company holds commercial paper with maturity dates of less than one year that is stated at amortized cost, which approximates fair value.

 (e) Property and Equipment

   Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the following estimated useful lives:

      Furniture, fixtures and computer equipment................ 3 years
      Machinery and equipment................................... 7 years
      Leasehold improvements.................................... Remaining lease

 (f) System Under Construction

   The Company is currently developing its satellite system. Costs related to the project are being capitalized to the extent that they have future benefits. As of December 31, 1999, all amounts recorded as system under construction relate to costs incurred in obtaining a Federal Communications Commission ("FCC") license and approval as well as the system development. The FCC license will be amortized using the straight line method over an estimated useful life of fifteen years. Amortization of the license will begin on commercial launch. Depreciation of the Company's satellites will commence upon in-orbit delivery. Depreciation of the Company's ground stations will commence upon commercial launch. The satellites and the ground stations will be depreciated over their estimated useful lives.

   On October 16, 1997, the FCC granted XMSR a license to launch and operate two geostationary satellites for the purpose of providing DARS in the United States in the 2332.5-2345 Mhz (space-to-earth) frequency band, subject to achieving certain technical milestones and international regulatory requirements. The license is valid for eight years upon successful launch and orbital insertion of the satellites. The Company's license requires that it comply with a construction and launch schedule specified by the FCC for each of the two authorized satellites. The FCC has the authority to revoke the authorizations and in connection with such revocation could exercise its authority to rescind the Company's license. The Company believes that the exercise of such authority to rescind the license is unlikely.

     System under construction consists of the following (in thousands):

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
      License................................................ $ 90,031 $115,055
      Satellite system.......................................   63,273  204,083
      Terrestrial system.....................................      --     6,578
      Spacecraft control facilities..........................    2,000    2,000
      Broadcast facilities and other.........................      --     5,574
      Capitalized interest...................................   13,725   29,068
                                                              -------- --------
                                                              $169,029 $362,358
                                                              ======== ========

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999



   The Company's policy is to review its long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 (g)Goodwill and Intangible Assets

   Goodwill and intangible assets, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 15 years. The Company assesses the recoverability of its intangible assets by determining whether the amortization of the goodwill and intangible assets balance over its remaining life can be recovered through undiscounted future operating cash flows. The amount of goodwill and intangible assets impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

 (h)Stock-Based Compensation

   The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principle Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, compensation expense is based upon the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

 (i) Research and Development

   Research and development costs are expensed as incurred.

 (j) Net Income (Loss) Per Share

   The Company computes net income (loss) per share in accordance with SFAS No. 128, Earnings Per Share and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) per share is computer by dividing the net income (loss) available to common stockholders (after deducting preferred dividend requirements) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) available per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. The Company has presented historical basic and diluted net income (loss) per share in accordance with SFAS No. 128. As the Company had a net loss in each of the periods presented, basic and diluted net income (loss) per share is the same.

 (k) Income Taxes

   The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year-end, based on enacted tax laws

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999 and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the sum of tax payable for the period and the change during the period in deferred tax assets and liabilities.

 (l) Comprehensive Income

   In December 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income (SFAS 130). This statement establishes standards for reporting and displaying comprehensive income and its components in the financial statements. This statement is effective for all interim and annual periods with the year ended December 31, 1998. The Company has evaluated the provisions of SFAS 130 and has determined that there were no transactions that have taken place during the years ended December 31, 1997, 1998 and 1999 that would be classified as other comprehensive income.

 (m) Accounting Estimates

   The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Significant estimates include valuation of the Company's investment in the DARS license, goodwill and intangible assets, and the valuation allowances against deferred tax assets. Accordingly, actual amounts could differ from these estimates.

 (n)Reclassifications

   Certain fiscal year 1997 and 1998 amounts have been reclassified to conform to the fiscal 1999 consolidated financial statement presentation.

 (o)Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. This statement, as amended, is effective for all fiscal quarters beginning after June 15, 2000. The Company does not expect SFAS No. 133 to have a material affect on its financial position or results of operations.

(2) Related Party Transactions

   The Company had related party transactions with the following shareholders:

 (a)AMSC

   In 1997, AMSC contributed $143,000 for the Company to establish the original application for the FCC license. On March 28, 1997, the Company received $1,500,000 as a capital contribution from AMSC. During 1998 and 1999, AMSC incurred general and administrative costs and professional fees for the Company and established an intercompany balance of $458,000 and $62,000, respectively, (see note 3). Effective January 15, 1999, the Company issued a convertible note maturing on September 30, 2006 to AMSC for $21,419,000. (See note 4(d)).

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999

 (b)WSI

   On March 28, 1997, the Company received $1,500,000 as a capital contribution from WSI. The Company issued WSI 25 (6,689,250 post split) shares of common stock for this consideration.

   On April 16, 1997, the Company received $15,000,000 from WSI, which represented $6,000,000 as an additional capital contribution and $9,000,000 as a six-month bridge loan (see note 4).

   On May 16, 1997, the Company obtained a $1,000,000 working capital loan facility from WSI. During 1997, the Company drew down $663,000 against the facility with the remaining $337,000 drawn in 1998 (see note 4).

   On October 16, 1997, the Company received $71,911,000 from WSI, which represented an additional $13,522,000 under the bridge loan and $58,389,000 under the additional amounts loan (see note 4).

   On April 1, 1998, the Company entered into an agreement with WSI to issue $54,536,000 in subordinated convertible notes. During 1998 and 1999, the Company drew down $45,583,000 and $8,953,000, respectively, under the agreement (see note 4).

   As discussed in note 4(c) all amounts due to WSI under the debt agreements were acquired by AMSC or repaid on July 9, 1999.

   In July 1998, the Company acquired furniture and equipment from WSI for $104,000 and established a due to WSI for the balance (see note 3).

   In addition to financing, the Company has relied upon certain related parties for legal and technical services. Total expenses incurred in transactions with related parties are as follows (in thousands):

                                                  Year Ended December 31, 1997
                                                  -----------------------------
                                                     WSI      AMSC     Total
                                                  ---------- ------------------
      Professional fees.......................... $      960 $   130 $    1,090
      General and administrative.................        --       20         20
                                                  ---------- ------- ----------
        Total.................................... $      960 $   150 $    1,110
                                                  ========== ======= ==========
                                                  Year Ended December 31, 1998
                                                  -----------------------------
                                                     WSI      AMSC     Total
                                                  ---------- ------------------
      Research and development................... $    6,624 $   --  $    6,624
      Professional fees..........................      2,529     353      2,882
      General and administrative.................        903      60        963
                                                  ---------- ------- ----------
        Total.................................... $   10,056 $   413 $   10,469
                                                  ========== ======= ==========
                                                  Year Ended December 31, 1999
                                                  -----------------------------
                                                     WSI      AMSC     Total
                                                  ---------- ------------------
      Research and development................... $       50 $   --  $       50
      Professional fees..........................        --      219        219
      General and administrative.................        --        5          5
                                                  ---------- ------- ----------
        Total.................................... $       50 $   224 $      274
                                                  ========== ======= ==========

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999

   Additionally, during 1998 and 1999 the Company incurred $925,000 and $0, respectively, of WSI project management costs that were capitalized to the satellite system. With the WorldSpace Transaction, which is discussed in note 4, on July 7, 1999, WSI ceased to be a related party; therefore, the expenses reflected for WSI are representative of the period from January 1, 1999 through July 7, 1999.

(3) Due to Related Parties

   Due to related parties included the following amounts (in thousands):


                                                                    December 31,
                                                                    ------------
                                                                     1998   1999
                                                                    ------- ----
      Advances from WSI............................................ $ 7,405 $--
      Due to WSI...................................................   5,904  --
      Due to AMSC..................................................     458   62
                                                                    ------- ----
                                                                    $13,767 $ 62
                                                                    ======= ====

   Advances represented funding provided by WSI for 30 days. If amounts were not repaid within this time period, additional subordinated convertible notes were issued.

(4) Debt

 (a)Loans Payable Due to Related Party

   In March 1997, XMSR entered into a series of agreements (the "Participation Agreement") with AMSC and WSI in which both companies provided various equity and debt funding commitments to XMSR for the purpose of financing the activities of XMSR in connection with the establishment of a DARS satellite system in the United States. On May 16, 1997, certain portions of the Participation Agreement were subsequently ratified with substantially the same terms and conditions under the Bridge Loan, Additional Amounts Loan and Working Capital Credit Facility (the "Loan Agreement").

   The Company had loans payable of $91,546,000 at December 31, 1998 outstanding with WSI as follows (in thousands):

                                                                         1998
                                                                        -------
      Bridge loan...................................................... $25,556
      Additional amounts loan..........................................  64,875
      Working capital loan.............................................   1,115
                                                                        -------
                                                                        $91,546
                                                                        =======

   As discussed in note 4(c) all amounts due to WSI under the debt agreements were acquired by AMSC or repaid on July 7, 1999.

 Bridge Loan

   The Company executed the bridge loan with WSI in two tranches. On April 16, 1997, the Company received proceeds of $8,479,000 for a loan with a face amount of $9,000,000. On October 16, 1997, the

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999 Company received proceeds of $12,771,000 for a loan with a face amount of $13,522,000. The first tranche was a six-month loan at LIBOR plus five percent per annum, equaling 11.03 percent. The first tranche was rolled over with the establishment of the second tranche, which is a six-month loan at LIBOR plus five percent per annum, equaling 9.94 percent at December 31, 1998. Interest of $3,034,000 had been converted into additional loan balance through December 31, 1998.

  Additional Amounts Loan

   On October 16, 1997, the Company executed the additional amounts loan with WSI and received proceeds of $58,219,000 for a loan with a face amount of $58,389,000. This loan is a six-month loan at LIBOR plus five percent per annum, equaling 9.94 percent at December 31, 1998. Interest of $6,486,000 had been converted into additional loan balance through December 31, 1998.

  Working Capital Loan

   On May 16, 1997, the Company executed the working capital loan with WSI whereby the Company would receive proceeds of $920,000 for a loan with a face amount of $1,000,000. The Company drew down $663,000 and $337,000 against the line of credit through December 31, 1997 and 1998, respectively. This loan is a six-month loan at LIBOR plus five percent per annum, with an interest rate of
10.19 percent at December 31, 1998. Interest of $115,000 had been converted into additional loan balance through December 31, 1998.

 (b)Subordinated Convertible Notes Payable Due to Related Party

   Effective April 1, 1998, the Company entered into a convertible note agreement maturing on September 30, 2006 with WSI that provided for a maximum of $54,536,000 through the issuance of subordinated convertible notes. The notes carried an interest rate of LIBOR plus five percent per annum, which was
10.15 percent as of December 31, 1998. Under the terms of the note agreement, WSI shall have the right to convert all or a portion of the aggregate principal amount of the notes into shares of common stock at a conversion price of $16.35 per share. As of December 31, 1998 and July 7, 1999, $45,583,000 and $54,536,000, respectively, had been drawn through the issuance of subordinated convertible notes. As discussed in note 4(c), all amounts due to WSI under the debt agreements were acquired by AMSC or repaid on July 7, 1999.

 (c)Exchange of WSI's Interest in the Company (WorldSpace Transaction)

   On July 7, 1999, AMSC acquired WSI's remaining debt and equity interests in the Company in exchange for approximately 8.6 million shares of AMSC's common stock. Additionally, the Company issued an aggregate $250.0 million of Series A subordinated convertible notes (see note 4(e)) to several new investors and used $75.0 million of the proceeds it received from the issuance of these notes to redeem certain outstanding loan obligations owed to WSI. As a result of these transactions, as of July 7, 1999, AMSC owned all of the issued and outstanding stock of the Company. Concurrent with AMSC's acquisition of the remaining interest in the Company, the Company recognized goodwill and intangibles of $51,624,000, which has been allocated as follows (in thousands):

      FCC license...................................................... $25,024
      Goodwill.........................................................  13,738
      Programming agreements...........................................   8,000
      Receiver agreements..............................................   4,600
      Other intangibles................................................     262
                                                                        -------
                                                                        $51,624
                                                                        =======

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999

 (d)Notes to Related Party

   On January 15, 1999, the Company issued a convertible note maturing on September 30, 2006 to AMSC for $21,419,000. This note carried an interest rate of LIBOR plus five percent per annum and was convertible at a price of $16.35 per share. On July 7, 1999 the Company amended the convertible note agreement with AMSC to change the maturity date to December 31, 2004, modified the conversion provisions to Class B common stock at a price of $16.35 per share and the conversion of the accrued interest in Class B common stock at a price of $9.52 per share.

   Following the WorldSpace Transaction, the Company issued a convertible note maturing December 31, 2004 to AMSC for $81,676,000 in exchange for the $54,536,000 subordinated convertible notes payable, $6,889,000 in demand notes, $20,251,000 in accrued interest and all of WSI's outstanding options to acquire the Company's common stock. This note bore interest at LIBOR plus five percent per annum. The note was convertible at AMSC's option at $8.65 per Class B common share. The Company took a one-time $5,520,000 charge to interest due to the beneficial conversion feature of the new AMSC note.

   These notes, along with $3,870,000 of accrued interest were converted into 11,182,926 shares of Class B common stock upon the initial public offering.

 (e)Issuance of Series A Subordinated Convertible Notes of the Company to New Investors

   At the closing of the WorldSpace Transaction, the Company issued an aggregate $250.0 million of Series A subordinated convertible notes to six new investors--General Motors Corporation, $50.0 million; Clear Channel Investments, Inc., $75.0 million; DIRECTV Enterprises, Inc., $50.0 million; and Columbia Capital, Telcom Ventures, L.L.C. and Madison Dearborn Partners, $75.0 million. The Series A subordinated convertible notes issued by the Company are convertible into shares of the Company's Series A convertible preferred stock (in the case of notes held by General Motors Corporation and DIRECTV) or Class A common stock (in the case of notes held by the other investors) at the election of the holders or upon the occurrence of certain events, including an initial public offering of a prescribed size. The conversion price is $9.52 aggregate principal amount of notes for each share of the Company's stock. These notes, along with $6,849,000 of accrued interest, were converted into 16,179,755 shares of Class A common stock and 10,786,504 shares of Series A preferred stock upon the initial public offering.

(5) Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, short-term investments, receivables, accounts payable, accrued expenses, royalty payable and the term loan approximate their fair market value because of the relatively short duration of these instruments as of December 31, 1998 and 1999, in accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments.

   The fair value of the loans and subordinated convertible notes due to related party at December 31, 1998 could not be estimated as such amounts are due to the Company's stockholders.

(6) Equity

 (a)Recapitalization

   Concurrent with the WorldSpace Transaction discussed in note 4, the Company's capital structure was reorganized. The Company's common stock was converted into the newly authorized Class B common stock,

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999 which has three votes per share. The Company also has authorized Class A common stock, which is entitled to one vote per share and non-voting Class C common stock. The Class B common stock is convertible into Class A common stock on a one for one basis, as follows: (1) at any time at the discretion of AMSC, (2) following the Company's initial public offering, at the direction of the holders of a majority of the then outstanding shares of Class A common stock (which majority must include at least 20 percent of the public holders of Class A common stock), and (3) on or after January 1, 2002, at the direction of the holders of a majority of the then outstanding shares of the Company's Class A common stock. Such conversion will be effected only upon receipt of FCC approval of AMSC's transfer of control of the Company to a diffuse group of shareholders.

   The Company also authorized 60,000,000 shares of preferred stock, of which 15,000,000 shares are designated Series A convertible preferred stock, par value $0.01 per share. The Series A convertible preferred stock is convertible into Class A common stock at the option of the holder. The Series A preferred stock is non-voting and receives dividends, if declared, ratably with the common stock.

   On September 9, 1999, the board of directors of the Company effected a stock split providing 53,514 shares of stock for each share owned.

 (b)Initial Public Offering

   On October 8, 1999, the Company completed an initial public offering of 10,000,000 shares of Class A common stock at $12.00 per share. The offering yielded net proceeds of $111,437,000.

   On October 17, 1999, the underwriters of the Company's initial public offering exercised the over-allotment option for an additional 241,000 shares of Class A common stock at $12.00 per share. This exercise yielded net proceeds of $2,697,000.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999

 (c)Stock-Based Compensation

   The Company operates two separate stock option plans, the details of which are described below.

 1998 Shares Award Plan

   On June 1, 1998, the Company adopted the 1998 Shares Award Plan (the "Plan") under which employees, consultants, and non-employee directors may be granted options to purchase shares of Class A common stock of the Company. The Company initially authorized 1,337,850 shares of common stock under the Plan, which was increased to 2,675,700 in July 1999. The options are exercisable in installments determined by the compensation committee of the Company's board of directors. The options expire as determined by the committee, but no later than ten years from the date of grant. On July 8, 1999, the Company's board of directors voted to reduce the exercise price of the options outstanding in the shares award plan from $16.35 to $9.52 per share, which represented the fair value of the stock on the date of repricing. Transactions and other information relating to the Plan for the year ended December 31, 1998 and 1999 are summarized below:

                                                             Outstanding Options
                                                             -------------------
                                                                       Weighted-
                                                                        Average
                                                             Number of Exercise
                                                              Shares     Price
                                                             --------- ---------
Balance, January 1, 1998....................................       --      --
  Options granted...........................................   787,297  $16.35
  Options canceled or expired...............................       --      --
  Options exercised.........................................       --      --
                                                             ---------  ------
Balance, December 31, 1998..................................   787,297  $16.35
  Options granted........................................... 2,188,988   10.50
  Option repricing..........................................   818,339   16.35
  Options canceled or expired...............................    57,786   13.91
  Options exercised.........................................     1,071    9.52
                                                             ---------  ------
Balance, December 31, 1999.................................. 2,099,089  $10.32
                                                             =========  ======

   The following table summarizes information about stock options outstanding at December 31, 1998 and 1999:

                    Options Outstanding          Options Exercisable
            ------------------------------------ --------------------
                                      Weighted-
                                       Average   Weighted             Weighted-
                                      Remaining  Average               Average
              Exercise     Number    Contractual Exercise   Number    Exercise
               Price     Outstanding    Life      Price   Exercisable   Price
            ------------ ----------- ----------- -------- ----------- ---------
1998.......       $16.35    787,297   9.5 years   $16.35        --     $16.35
1999....... $9.52-$12.00  2,099,089  9.24 years   $10.32    416,294    $ 9.52

   There were no and 416,294 stock options exercisable at December 31, 1998 and 1999, respectively. There were 575,540 shares available under the plan for future grants at December 31, 1999. At December 31, 1999, all options have been issued to employees, officers and directors.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999


   The per share weighted-average fair value of employee options granted during the year ended December 31, 1998 and 1999 was $10.54 and $6.21, respectively, on the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions:

                                                           December 31,
                                                   -----------------------------
                                                        1998           1999
                                                   -------------- --------------
Expected dividend yield...........................             0%             0%
Volatility........................................         56.23%         63.92%
Risk-free interest rate range..................... 4.53% to 5.57% 5.47% to 5.97%
Expected life.....................................      7.5 years        5 years

 Employee Stock Purchase Plan

   In 1999, the Company established an employee stock purchase plan that provides for the issuance of 300,000 shares of Class A common stock. All employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the stock purchase plan, provided that any employee who would own five percent or more of the Company's total combined voting power immediately after an offering date under the plan is not eligible to participate. Eligible employees must authorize the Company to deduct an amount from their pay during offering periods established by the compensation committee. The purchase price for shares under the plan will be determined by the compensation committee but may not be less than 85 percent of the lesser of the market price of the common stock on the first or last business day of each offering period. As of December 31, 1999, 28,791 shares had been issued by the Company under this plan.

   The per share weighted-average fair value of purchase rights granted during the year was $3.30 for the year ended December 31, 1999. The estimates were calculated at the grant date using the Black-Scholes Option Pricing Model with the following assumptions at December 31, 1999:

Expected dividend yield..............................................         0%
Volatility...........................................................     63.92%
Risk-free interest rate range........................................      4.73%
Expected life........................................................ 0.23 years

   The Company applies APB 25 in accounting for stock-based compensation for both plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements other than for performance based stock options and for options granted with exercise prices below fair value on the date of grant. During 1999, the Company incurred $4,070,000 in compensation cost for these options. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands):

                           Year ended December 31,
                           ------------------------
                              1998         1999
                           -----------  -----------
Net loss;
  As reported............. $    16,167  $    36,896
  Pro forma...............      17,508       37,706
  As reported--net loss
   per share--basic and
   diluted................       (2.42)       (2.40)
  Pro forma--net loss per
   share--basic and
   diluted................       (2.62)       (2.46)

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999


(7) WSI Options

   In 1997, the Company issued WSI three options. Under the first option, WSI could have purchased 5,202,748 shares of common stock at $4.52 per share to acquire common stock. The option could have been exercised in whole or in incremental amounts between April 16, 1998 and October 16, 2002. Under certain circumstances, AMSC could have required WSI to exercise the option in whole. The Company allocated $1,250,000 to the option. Under the second option, WSI could have purchased 6,897,291 shares at $8.91 per share. The option could have been exercised between October 16, 1997 and October 16, 2003. The Company allocated $170,000 to the option. Under the third option, WSI could have purchased 187,893 shares of common stock at $5.32 per share. The option could have been exercised between October 16, 1997 and October 17, 2002. The Company allocated $80,000 to the option.

   The options were acquired by AMSC and exchanged for the $81,676,000 note to AMSC as part of the WorldSpace Transaction (see note 4(d)).

(8) Profit Sharing and Employee Savings Plan

   On July 1, 1998, the Company adopted a profit sharing and employee savings plan under Section 401(k) of the Internal Revenue Code. This plan allows eligible employees to defer up to 15 percent of their compensation on a pre-tax basis through contributions to the savings plan. The Company contributed $0.50 in 1998 and 1999 for every dollar the employees contributed up to 6 percent of compensation, which amounted to $14,000 and $164,000, respectively.

(9) Interest Cost

   The Company capitalizes a portion of interest cost as a component of the cost of the FCC license and satellite system under construction. The following is a summary of interest cost incurred during December 31, 1997, 1998 and 1999, and for the period from December 15, 1992 (date of inception) to December 31, 1998 (in thousands):

                                                          December 15, 1992
                                                        (date of inception) to
                                  1997   1998    1999     December 31, 1999
                                 ------ ------- ------- ----------------------
Interest cost capitalization.... $1,901 $11,824 $15,343        $29,068
Interest cost charged to
 expense........................    549     --    9,120          9,669
                                 ------ ------- -------        -------
  Total interest cost incurred.. $2,450 $11,824 $24,463        $38,737
                                 ====== ======= =======        =======

   Interest costs incurred prior to the award of the license were expensed in 1997. During 1999, the Company exceeded its capitalization threshold by $3,600,000 and incurred a charge to interest of $5,520,000 for the beneficial conversion feature of the new AMSC note.

(10) Income Taxes

   For the period from December 15, 1992 (date of inception) to December 31, 1999, the Company filed consolidated federal and state tax returns with its majority stockholder AMSC. The Company generated net operating losses and other deferred tax benefits that were not utilized by AMSC. As no formal tax sharing agreement has been finalized, the Company was not compensated for the net operating losses. Had the Company filed on a stand-alone basis, the Company's tax provision would be as follows:

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999


   Taxes on income included in the statements of operations consists of the following (in thousands):

                                                               December 31,
                                                           --------------------
                                                            1997   1998   1999
                                                           ------ ------ ------
Current taxes:
  Federal................................................. $  --  $  --  $  --
  State...................................................    --     --     --
                                                           ------ ------ ------
    Total current taxes...................................    --     --     --
                                                           ------ ------ ------
Deferred taxes:
  Federal.................................................    --     --     --
  State...................................................    --     --     --
                                                           ------ ------ ------
    Total deferred taxes..................................    --     --     --
                                                           ------ ------ ------
    Total tax expense (benefit)........................... $  --  $  --  $  --
                                                           ====== ====== ======

   A reconciliation of the statutory tax expense, assuming all income is taxed at the statutory rate applicable to the income and the actual tax expense is as follows (in thousands):

                                                         December 31,
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------  --------  --------
Income before taxes on income, as reported in the
 statements of income............................  $(1,659) $(16,167) $(36,896)
                                                   =======  ========  ========
Theoretical tax on the above amount at 35%.......     (581)   (5,658)  (12,914)
State tax, net of federal benefit................     (165)   (1,605)      701
Increase in taxes resulting from permanent
 differences, net................................      --         31     2,120
Adjustments arising from differences in the basis
 of measurement for tax purposes and financial
 reporting purposes and other....................      --        --     13,252
Change in valuation allowance....................      746     7,232    (3,159)
                                                   -------  --------  --------
Taxes on income for the reported year............  $   --   $    --   $    --
                                                   =======  ========  ========

   At December 31, 1997, 1998 and 1999, deferred income tax consists of future tax assets/(liabilities) attributable to the following (in thousands):

                                                         December 31,
                                                   ---------------------------
                                                    1997      1998      1999
                                                   -------  --------  --------
Deferred tax assets:
  Net operating loss/other tax attribute
   carryovers....................................  $    36  $    477  $  2,650
  Start-up costs.................................      710     7,501    17,605
                                                   -------  --------  --------
    Gross total deferred tax assets..............      746     7,978    20,255
Valuation allowance for deferred tax assets......     (746)   (7,978)   (4,819)
                                                   -------  --------  --------
    Net deferred assets..........................      --        --     15,436
                                                   -------  --------  --------
Deferred tax liabilities:
  Fixed assets...................................      --        --        (51)
  FCC license....................................      --        --    (10,160)
  Other intangible assets........................      --        --     (5,225)
                                                   -------  --------  --------
    Net deferred tax liabilities.................      --        --    (15,436)
                                                   -------  --------  --------
    Deferred income tax, net.....................  $   --   $    --   $    --
                                                   =======  ========  ========

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999


(11) Accumulated Deficit

   The Company is devoting its efforts to develop, construct and expand a digital audio radio network. This effort involves substantial risk and future operating results will be subject to significant business, economic, regulatory, technical, and competitive uncertainties and contingencies. These factors individually or in the aggregate could have an adverse effect on the Company's financial condition and future operating results and create an uncertainty as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

   In order to commence satellite-based radio broadcasting services, the Company will require substantial funds to develop and construct the DARS system, develop and launch radio communications satellites, retire debt incurred in connection with the acquisition of the DARS license and to sustain operations until it generates positive cash flow.

   At the Company's current stage of development, economic uncertainties exist regarding successful acquisition of additional debt and equity financing and ultimate profitability of the Company's proposed service. The Company is currently constructing its satellites and will require substantial additional financing before construction is completed. Failure to obtain the required long-term financing will prevent the Company from realizing its objective of providing satellite-delivered radio programming. Management's plan to fund operations and capital expansion includes the additional sale of debt and equity securities through public and private sources. There are no assurances, however, that such financing will be obtained.

(12) Commitments and Contingencies

 (a) FCC License

   The FCC has established certain system development milestones that must be met for the Company to maintain its license to operate the system. The Company believes that it is proceeding into the system development as planned and in accordance with the FCC milestones.

 (b) Application for Review of FCC License

   One of the losing bidders for the DARS licenses filed an Application for Review by the full FCC of the Licensing Order which granted the Company its FCC license. The Application for Review alleges that WSI had effectively taken control of the Company without FCC approval. The FCC or the U.S. Court of Appeals has the authority to overturn the award of the FCC license should they rule in favor of the losing bidder. Although the Company believes that its right to the FCC license will withstand the challenge as WSI is no longer a stockholder in the Company, no prediction of the outcome of this challenge can be made with any certainty.

 (c) Technical Services

   Effective January 1, 1998, the Company entered into agreements with AMSC and WorldSpace Management Corporation ("WorldSpace MC"), an affiliate of WSI, in which AMSC and WorldSpace MC would provide technical support in areas related to the development of a DARS system. Payments for services provided under these agreements are made based on negotiated hourly rates. These agreements may be terminated by the parties on or after the date of the commencement of commercial operation following the launch of the Company's first

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999 satellite. There are no minimum services purchase requirements. The Company incurred costs of $413,000 and $224,000 under its agreement with AMSC during 1998 and 1999, respectively. The Company incurred costs of $4,357,000 and $0 under its agreement with WorldSpace MC during 1998 and 1999, respectively.

 (d) Technology Licenses

   Effective January 1, 1998, XMSR entered into a technology licensing agreement with AMSC and WorldSpace MC by which as compensation for certain licensed technology currently under development to be used in the XM Radio system, XMSR will pay up to $14,300,000 over a ten-year period. XMSR incurred costs of $6,624,000 and $50,000 under the agreement during 1998 and 1999, respectively. Any additional amounts to be incurred under this agreement are dependent upon further development of the technology, which is at XMSR's option. No liability exists to AMSC or WorldSpace MC should such developments prove unsuccessful. The Company maintains an accrual of $5,046,000 for quarterly royalty payments to be made. In addition, XMSR agreed to pay 1.2 percent of quarterly net revenues to WorldSpace MC and a royalty of $0.30 per chipset for equipment manufactured using certain source encoding and decoding signals technology.

 (e) Satellite Contract

   During the first half of 1999, the Company and Hughes Space and Communications, Inc. ("Hughes") amended the satellite contract to construct and launch the Company's satellites to implement a revised work timetable, payment schedule to reflect the timing of the receipt of additional funding, and technical modifications. The Company expects to incur total payment obligations under this contract of approximately $541,300,000, which includes amounts the Company expects to pay pursuant to the exercise of the option to build the ground spare satellite and certain financing costs and in- orbit incentive payments. As of December 31, 1998 and 1999, the Company had paid $40,481,250 and $183,918,000, respectively, under this contract.

 (f) LCC International Services Contract

   In August 1999, the Company signed a contract with LCC International, Inc., a related party, for the engineering for its terrestrial repeater network. Payments by the Company under this contract are expected to aggregate approximately $115,000,000 through April 15, 2001. As of December 31, 1999, the Company has paid $6,578,000 under this contract.

 (g) General Motors Distribution Agreement

   The Company has signed a long-term distribution agreement with the OnStar division of General Motors providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which expires 12 years from the commencement date of the Company's commercial operations, General Motors has agreed to distribute the service to the exclusion of other S-band satellite digital radio services. The Company will also have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States. The Company has significant annual, fixed payment obligations to General Motors for four years following commencement of commercial service. These payments approximate $35,000,000 in the aggregate during this period. Additional annual fixed payment obligations beyond the initial four years of the contract term range from less than $35,000,000 to approximately $130,000,000 through 2009, aggregating approximately $400,000,000. In order to encourage the broad installation of XM radios in General Motors vehicles, the Company has agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999 vehicles with installed XM radios become subscribers for the Company's service. The Company must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios, which percentage increases until there are more than 8 million General Motors vehicles with installed XM radios. The Company will also make available to General Motors bandwidth on the Company's systems. The agreement is subject to renegotiations at any time based upon the installation of radios that are compatible with a unified standard or capable of receiving Sirius Satellite Radio's (formerly known as CD Radio) service. The agreement is subject to renegotiations if, four years after the commencement of XM Radio's commercial operations and at two-year intervals thereafter GM does not achieve and maintain specified installation levels of General Motors vehicles capable of receiving the Company's service, starting with 1,240,000 units after four years, and thereafter increasing by the lesser of 600,000 units per year and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, four years after the Company commences commercial operations and at two-year intervals thereafter, the Company fails to achieve and maintain specified minimum market share levels in the satellite digital radio service market.

 (h) Terrestrial Repeater Contract

   In February 2000, the Company entered into a contract with Hughes Electronics Corporation, a related party, for the design, development and purchase of terrestrial repeater equipment. The total contract value is $128,000,000 and the Company incurred and paid $3,500,000 under a letter agreement in anticipation of this contract through December 31, 1999.

 (i) Joint Development Agreement

   On February 16, 2000, the Company signed an agreement with Sirius Satellite Radio ("Sirius Radio"), a competitor of the Company, to develop a unified standard for satellite radios, to facilitate the ability of consumers to purchase one radio capable of receiving both the Company's and Sirius Radio's services. The technology relating to the unified standard will be jointly developed, funded and owned by the two companies. As part of the agreement, each company will license to the other its intellectual property relating to its system; the value of this license will be considered part of its contribution toward the joint development. In addition, each company has agreed to license its non-core technology, including non-essential features of its system, to the other at commercially reasonable rates.

 (j) Sony Warrant

   In February 2000, the Company issued a warrant to Sony exercisable for shares of the Company's Class A common stock. The warrant will vest at the time that we attain our millionth customer, and the number of shares underlying the warrant will be determined by the percentage of XM Radios that have a Sony brand name as of the vesting date. If Sony achieves its maximum performance target, it will receive 2% of the total number of shares of the Company's Class A common stock on a fully-diluted basis upon exercise of the warrant. The exercise price of the Sony warrant will equal 105% of fair market value of the Class A common stock on the vesting date, determined based upon the 20-day trailing average.

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999


 (k) Leases

   The Company has three noncancelable operating leases for office space and two noncancelable capital leases for equipment that expire over the next ten years. The future minimum lease payments under noncancelable leases as of December 31, 1999 are (in thousands):

                                                               Operating Capital
                                                                leases   leases
                                                               --------- -------
   Year ending December 31:
   2000.......................................................  $   755   $172
   2001.......................................................    2,113    172
   2002.......................................................    2,180     86
   2003.......................................................    2,248    --
   2004.......................................................    2,281    --
   Thereafter.................................................   14,354    --
                                                                -------   ----
     Total....................................................  $23,931   $430
                                                                =======
   Less amount representing interest..........................             (52)
                                                                          ----
     Present value of net minimum lease payments..............             378
   Less current maturities....................................            (139)
                                                                          ----
     Long-term obligations....................................            $239
                                                                          ====

   Rent expense for 1997, 1998 and 1999 was $0, $231,000 and $649,000,
respectively.

   In January 2000, the Company established a $3,400,000 letter of credit as a security deposit for one of its leases for office space.

 (l) Prior Litigation

   On January 12, 1999, Sirius Satellite Radio, the other holder of an FCC satellite radio license, commenced an action against the Company in the United States District Court for the Southern District of New York, alleging that the Company was infringing or would infringe three patents assigned to Sirius Satellite Radio. In its complaint, Sirius Radio sought money damages to the extent the Company manufactured, used or sold any product or method claimed in their patents and injunctive relief. On February 16, 2000, this suit was resolved in accordance with the terms of a joint development agreement between the Company and Sirius Radio and both companies agreed to cross-license their respective property (see note 12(i)). However, if this agreement is terminated before the value of the license has been determined due to the Company's failure to perform a material covenant or obligation, then this suit could be refiled.

(13) Secondary Offering and Sale of Series B Convertible Redeemable Preferred Stock

   On January 31, 2000, the Company closed on a secondary offering of its Class A common stock and newly designated Series B convertible redeemable preferred stock. The Company sold 4,000,000 shares of its Class A common stock for $32.00 per share, which yielded net proceeds of approximately $121,000,000. The Company concurrently sold 2,000,000 shares of its Series B convertible redeemable preferred stock for $50.00 per share, which yielded net proceeds of approximately $96,300,000. The Series B convertible redeemable preferred stock

               XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARIES
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 For the period from December 15, 1992 (date of inception) to December 31, 1999 provides for 8.25% cumulative dividends that may be paid in Class A common stock or cash. The Series B convertible redeemable preferred stock is convertible into Class A common stock at a conversion price of $40 per share and is redeemable in Class A common stock on February 3, 2003.

   On February 9, 2000, the underwriters exercised a portion of the over-allotment option for 370,000 shares of Class A common stock, which yielded net proceeds of approximately $11,233,000.

(14)Quarterly Data (Unaudited)

                                                             1997
                                                ----------------------------------
                                                  1st      2nd      3rd      4th
                                                Quarter  Quarter  Quarter  Quarter
                                                -------  -------  -------  -------
                                                 (in thousands, except for per
                                                          share data)
Revenues....................................... $  --    $  --    $  --    $  --
Operating loss.................................    --        51      185      874
Loss before income taxes.......................    --       270      459      930
Net loss.......................................    --       270      459      930
                                                ------   ------   ------   ------
  Net loss per share--basis and diluted........ $  --    $(0.04)  $(0.07)  $(0.14)
                                                ======   ======   ======   ======
                                                             1998
                                                ----------------------------------
                                                  1st      2nd      3rd      4th
                                                Quarter  Quarter  Quarter  Quarter
                                                -------  -------  -------  -------
Revenues....................................... $  --    $  --    $  --    $  --
Operating loss.................................  3,100    5,032    3,865    4,196
Loss before income taxes.......................  3,100    5,032    3,857    4,178
Net loss.......................................  3,100    5,032    3,857    4,178
                                                ------   ------   ------   ------
  Net loss per share--basis and diluted........ $(0.46)  $(0.75)  $(0.58)  $(0.62)
                                                ======   ======   ======   ======
                                                             1999
                                                ----------------------------------
                                                  1st      2nd      3rd      4th
                                                Quarter  Quarter  Quarter  Quarter
                                                -------  -------  -------  -------
Revenues....................................... $  --    $  --    $  --    $  --
Operating loss.................................  4,421    4,020    9,374   12,876
Loss before income taxes.......................  4,367    3,999   17,402   11,128
Net loss.......................................  4,367    3,999   17,402   11,128
                                                ------   ------   ------   ------
  Net loss per share--basis and diluted........ $(0.65)  $(0.60)  $(2.60)  $(0.27)
                                                ======   ======   ======   ======

   The sum of quarterly per share net losses do not necessarily agree to the net loss per share for the year due to the timing of stock issuances.